As filed with the Securities and Exchange Commission on October 19, 2001
                                                        Registration No. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            -----------------------

                   LABORATORY CORPORATION OF AMERICA HOLDINGS
             (Exact Name of Registrant as Specified in Its Charter)


           Delaware                                             13-3757370
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                            Identification Number)

                             358 South Main Street
                              Burlington, NC 27215
                                 (336) 229-1127
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               Bradford T. Smith
                           Executive Vice President,
                       Chief Legal Counsel and Secretary
                   Laboratory Corporation of America Holdings
                             358 South Main Street
                              Burlington, NC 27215
                                 (336) 229-1127
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                               Deanna Kirkpatrick
                             Davis Polk & Wardwell
                              450 Lexington Avenue
                               New York, NY 10017
                                 (212) 450-4000

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                            -----------------------


                                                   CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                              Proposed Maximum        Proposed Maximum
     Title of Each Class                  Amount to be         Offering Price         Aggregate Offering          Amount of
of Securities to be Registered           Registered(1)          Per Unit(2)                Price(2)           Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Liquid Yield Option(TM)Notes
due 2021 ("LYONs") (Zero Coupon
 - Subordinated).......................   $744,000,000            $731.88                $544,518,720            $136,130
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.10 per share       (3)                  (3)                      (3)                   (4)
====================================================================================================================================

(TM)  Trademark of Merrill Lynch & Co., Inc.

(1) The LYONs were issued at an original price of $671.65 per $1,000 principal amount at maturity, representing an aggregate initial issue price of $436,572,500 and an aggregate principal amount at maturity of $650,000,000. An additional $94,000,000 aggregate principal amount at maturity of the LYONs was issued pursuant to the exercise in full by Merrill Lynch, Pierce, Fenner & Smith Incorporated of its over-allotment option.
(2) This estimate is made pursuant to Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee. The above calculation is based on the average of the bid and asked prices for the LYONs in the PORTAL System on October 17, 2001.
(3) This includes 4,988,817 shares of common stock issuable upon conversion of the LYONs at the conversion rate of 6.7054 shares per $1,000 principal amount at maturity. Pursuant to Rule 416 of the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.
(4) Pursuant to Rule 457(i) of the Securities Act, there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the LYONs because no additional consideration will be received in connection with the exercise of the conversion privilege.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===============================================================================

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED OCTOBER 19, 2001
PROSPECTUS

                   LABORATORY CORPORATION OF AMERICA HOLDINGS

                                  $744,000,000
                   Aggregate Principal Amount at Maturity of
                     Liquid Yield Option(TM) Notes due 2021
                        (Zero Coupon - Subordinated) and
                           Common Stock issuable upon
                      Conversion or Purchase of the LYONs

                            -----------------------

                                 The Offering:

     We issued $650,000,000 aggregate principal amount at maturity of the LYONs in a private placement in September 2001 at an issue price of $671.65 per LYON (67.165% of the principal amount at maturity). An additional $94,000,000 aggregate principal amount at maturity of the LYONs was issued in October 2001 pursuant to the exercise in full by the initial purchaser of its over-allotment option. Selling securityholders will use this prospectus to resell their LYONs and the shares of common stock issuable upon conversion or purchase by us of their LYONs. We will not pay interest on the LYONs prior to maturity unless contingent cash interest becomes payable as described below. Instead, on September 11, 2021, the maturity date of the LYONs, for each LYON, a holder will receive $1,000 plus contingent additional principal (and accrued original issue discount thereon), if any, as described below. The issue price of the LYONs represents a yield to maturity of 2.0% per year, calculated from September 11, 2001, assuming contingent cash interest is not paid and contingent additional principal does not accrue. The LYONs are subordinated in right of payment to all of our existing and future senior indebtedness and will be effectively subordinated to all existing and future liabilities of our subsidiaries.

                            Convertibility of LYONs:

     Holders may convert each LYON into 6.7054 shares of our common stock, subject to adjustment, which we refer to as the conversion rate, only (1) if the sale price of our common stock reaches specified thresholds, (2) during any period in which the credit rating assigned to the LYONs by Standard & Poor's Ratings Services is at or below a specified level, (3) if the LYONs are called for redemption, or (4) if specified corporate transactions have occurred. Our common stock is listed on the New York Stock Exchange under the symbol "LH." On October 17, 2001, the last reported sale price of our common stock on the NYSE was $83.75 per share.

                           Contingent Cash Interest:

     We will pay contingent cash interest on the LYONs for the six-month period commencing after September 11, 2006 and for any six-month period thereafter if the average market price of a LYON for a five trading day measurement period preceding the applicable six-month period equals 120% or more of the sum of the issue price, accrued original issue discount and contingent additional principal, if any, for such LYON. The contingent cash interest payable per LYON in respect of any quarterly period will equal the greater of 0.0625% of the average market price of a LYON for the five trading day measurement period or any regular cash dividends paid by us per share on our common stock during that quarterly period multiplied by the then applicable conversion rate, provided that if we do not pay cash dividends during a semi-annual period, we will pay contingent cash interest semi-annually at a rate of 0.125% of the average market price of a LYON for the five trading day measurement period. For U.S. federal income tax purposes, we intend to treat the LYONs as contingent payment debt instruments. You should read the discussion of selected U.S. federal income tax considerations relevant to the LYONs beginning on page 30.

                        Contingent Additional Principal:

     On September 11, 2004, if our stock price factor is at or below specified thresholds based on a measurement period prior to that date, then contingent additional principal and original issue discount will accrue at an aggregate adjusted rate of accrual determined as set forth in this prospectus. No contingent additional principal will accrue after September 11, 2006, but thereafter original issue discount will continue to accrue at a rate of 2.0% per year.

           Purchase of LYONs by LabCorp at the Option of the Holder:

     Holders may require us to purchase all or a portion of their LYONs on September 11, 2004, 2006 and 2011 at the prices set forth in "Description of LYONs--Purchase of LYONs by LabCorp at the Option of the Holder." These prices would be increased by accrued contingent additional principal (and accrued original issue discount thereon), if any. We may choose to pay the purchase price in cash or common stock or a combination of cash and common stock. In addition, if a change in control occurs on or before September 11, 2006, holders may require us to purchase for cash all or a portion of their LYONs.

                 Redemption of LYONs at the Option of LabCorp:

     We may redeem for cash all or a portion of the LYONs at any time on or after September 11, 2006, at the prices set forth in "Description of LYONs--Redemption of LYONs at the Option of LabCorp." These prices would be increased by accrued contingent additional principal (and accrued original issue discount thereon), if any.

                            -----------------------
     Investing in the LYONs involves risks that are described in "Risk Factors Relating to the LYONs" beginning on page 8 of this prospectus.
                            -----------------------

     We will not receive any of the proceeds from the sale of the LYONs or the underlying shares of common stock by any of the selling securityholders. The LYONs and shares of common stock may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, shares of common stock may be offered from time to time through ordinary brokerage transactions on the New York Stock Exchange.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.





                 The date of this prospectus is        , 2001

(TM)Trademark of Merrill Lynch & Co., Inc.

                            -----------------------
                               TABLE OF CONTENTS
                            -----------------------




                                                                    Page
                                                                    ----
Summary...............................................................1
Risk Factors Relating to the LYONs....................................8
Special Note Regarding Forward Looking Statements.....................9
Use of Proceeds......................................................10
Ratio of Earnings to Fixed Charges...................................10
Price Range of Common Stock and Dividend History.....................10
Description of Credit Agreement......................................11
Description of LYONs.................................................12
Description of Capital Stock.........................................29
Certain U.S. Federal Income Tax Considerations.......................30
Selling Securityholders..............................................35
Plan of Distribution.................................................37
Legal Matters........................................................39
Experts..............................................................39
Where You Can Find More Information..................................39

                            -----------------------

     References in this prospectus to "LabCorp," "we," "us" and "our" refer to Laboratory Corporation of America Holdings and its consolidated subsidiaries, except in "Summary--The Offering" and "Description of LYONs," where such terms refer only to Laboratory Corporation of America Holdings, unless otherwise specified.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information incorporated by reference, before making an investment decision.

                                    LabCorp

     We are the second largest independent clinical laboratory company in the United States, based on 2000 net revenues. Through a national network of laboratories, we offer more than 4,000 different clinical laboratory tests which are used by the medical profession in routine testing, patient diagnosis, and in the monitoring and treatment of disease. We have developed specialty and niche businesses based on certain types of specialized testing capabilities and client requirements, such as HIV genotyping and phenotyping, diagnostic genetics, clinical research trials and oncology testing.

     Since our founding in 1971, we have grown into a network of 24 primary testing facilities and approximately 1,200 service sites, consisting of branches, patient service centers and STAT laboratories, which are laboratories that have the ability to perform certain routine tests quickly and report the results to the physician immediately. With over 18,000 employees, we processed tests on more than 260,000 patient specimens daily in 2000 and provided clinical laboratory testing services to clients in 50 states. Our clients include physicians, hospitals, HMOs and other managed care organizations, governmental agencies, large employers and other independent clinical laboratories that do not have the breadth of our testing capabilities. Several hundred of our 4,000 tests are frequently used in general patient care by physicians to establish or support a diagnosis, to monitor treatment, or to search for an otherwise undiagnosed condition. The most frequently requested of these routine tests include blood chemistry analyses, urinalyses, blood cell counts, pap smears and HIV tests. We perform this core group of routine tests, which constitutes a majority of the testing conducted, in each of our major laboratories using sophisticated and computerized instruments, with most results reported within 24 hours.

     We continually seek new and improved technologies for early diagnosis. For example, our Center for Molecular Biology and Pathology is a leader in molecular diagnostics and polymerase chain reaction, or PCR, technologies which are often able to provide earlier and more reliable information regarding HIV, genetic diseases, cancer and many other viral and bacterial diseases. We believe these technologies may represent a significant savings to managed care organizations by increasing the detection of early stage (treatable) diseases. In June 2001, we acquired Viro-Med Inc., a national leader in high-end virologic infectious disease testing, based in Minneapolis, Minnesota. With its centralized location, proprietary molecular technologies and state-of-the-art facility, Viro-Med provides significant, additional capacity to support the continued expansion of our esoteric and genomic testing business. In April 2001, we acquired Path Lab Holdings, a regional esoteric lab company serving the New England area. We believe this acquisition will leverage our expertise in the area of esoteric testing and will enable us to expand our presence in New England. In August 2000, we acquired Los Angeles-based National Genetics Institute, Inc., a leader in the development of PCR assays for Hepatitis C. As part of our strategic approach, we plan to continue to evaluate appropriate acquisition candidates.

     One of our primary growth strategies is the continued expansion of our specialty and niche businesses. In general, the specialty and niche businesses are designed to serve two market segments: (i) markets which are not served by the routine clinical testing laboratory and therefore are often subject to less stringent regulatory and reimbursement constraints; and (ii) markets which are served by the routine testing laboratory and offer the possibility of adding related services from the same supplier.

     Another of our primary growth strategies is to develop an increasing number of hospital and other provider alliances. These alliances can take several different forms, including laboratory technical support (management) contracts, reference agreements and cooperative testing arrangements. We have and will continue to focus on developing cooperative testing relationships that capitalize on hospitals' ability to perform rapid response testing and our ability to provide high quality routine and esoteric testing.

     Our principal executive office is located at 358 South Main Street, Burlington, North Carolina 27215 and our telephone number at that location is
(336) 229-1127. Our website is located at www.labcorp.com. The information contained on our website is not part of this prospectus.

                                  The Offering

LYONs...............................   $744,000,000 aggregate principal amount
                                       at maturity of LYONs due September 11,
                                       2021. We will not pay any interest on
                                       the LYONs prior to maturity unless
                                       contingent cash interest becomes
                                       payable. Each $1,000 principal amount at maturity of LYONs (which we refer to in this prospectus as a "LYON"), will pay the principal amount at maturity of $1,000 plus any accrued contingent additional principal (and accrued original issue discount thereon) at maturity.

Maturity of LYONs....................  September 11, 2021.

Yield to Maturity of LYONs...........   2.0% per year, computed on a semi-annual
                                       bond equivalent basis and calculated
                                       from September 11, 2001, assuming no
                                       contingent cash interest is paid and
                                       contingent additional principal does not accrue.

Subordination........................  The LYONs are subordinated in right of payment to all of our existing and
                                       future senior indebtedness. As of June
                                       30, 2001, we had approximately $474.1
                                       million of senior indebtedness
                                       outstanding. The LYONs are also
                                       effectively subordinated to all of our
                                       subsidiaries' liabilities, including
                                       trade payables. The term "senior
                                       indebtedness" is defined in the
                                       "Description of LYONs--Subordination"
                                       section of this prospectus.

Original Issue Discount..............  We issued the LYONs at an issue price significantly below the principal amount at maturity of the LYONs. This original issue discount accrues daily at a rate of 2.0% per year beginning on September 11, 2001, calculated on a semi-annual bond equivalent basis, using a 360-day year comprised of twelve 30-day months. Original issue discount also accrues at that rate on any accrued contingent additional principal.

                                       The accrual of imputed interest income,
                                       also referred to as tax original issue
                                       discount, as calculated for U.S. federal income tax purposes, will exceed the initial yield to maturity of 2.0% and any adjusted yield resulting from the accrual of contingent additional principal. See "Certain U.S. Federal Income Tax Considerations."

Conversion Rights....................  For each LYON surrendered for conversion, if the conditions for
                                       conversion are satisfied, a holder will
                                       receive 6.7054 shares of our common
                                       stock. This conversion rate will be
                                       adjusted for the reasons specified in
                                       the indenture but will not be adjusted
                                       for accrued original issue discount or
                                       contingent additional principal, if any.

                                       Holders may surrender LYONs for
                                       conversion in any calendar quarter
                                       commencing after December 31, 2001, if
                                       the closing sale price of our common
                                       stock for at least 20 trading days in a
                                       period of 30 consecutive trading days
                                       ending on the last trading day of the
                                       preceding calendar quarter is more than
                                       a specified percentage, beginning at

                                       120% and declining 0.1282% per calendar
                                       quarter thereafter until it reaches 110% for the calendar quarter beginning July 1, 2021, of the accreted conversion price per share of common stock on the last trading day of such preceding calendar quarter. The accreted conversion price per share as of any day will equal the issue price of a LYON plus accrued original discount and any accrued contingent additional principal as of such day, divided by the conversion rate on that day. Upon conversion, the holder will not receive any cash payment representing accrued original issue discount or contingent additional principal, if any; accrued original issue discount and contingent additional principal, if any, will be deemed paid by the shares of common stock received by the holder of LYONs on conversion.

                                       Holders may also surrender a LYON for
                                       conversion during any period in which
                                       the rating assigned to the LYONs by
                                       Standard & Poor's Ratings Services is
                                       BB- or lower.

                                       LYONs or portions of LYONs in integral
                                       multiples of $1,000 principal amount at
                                       maturity called for redemption may also
                                       be surrendered for conversion until the
                                       close of business on the second business day prior to the redemption date. In addition, if we make certain distributions to our stockholders or if we are a party to certain consolidations, mergers, transfers of all or substantially all of our assets or binding share exchanges, LYONs may be surrendered for conversion, as provided in "Description of LYONs--Conversion Rights." The ability to surrender LYONs for conversion expires at the close of business on September 11, 2021.

Contingent Cash Interest.............  We will pay contingent cash interest to the holders of LYONs during any
                                       six-month period from September 12 to
                                       March 11, and from March 12 to September
                                       11, with the initial six-month period
                                       commencing after September 11, 2006, if
                                       the average market price of a LYON for
                                       the five trading days ending on the
                                       third trading day immediately preceding
                                       the first day of the applicable
                                       six-month period equals 120% or more of
                                       the sum of the issue price, accrued
                                       original issue discount and contingent
                                       additional principal, if any, for a LYON as of the day immediately preceding the relevant six-month period.

                                       The contingent cash interest payable per LYON in respect of any quarterly period will equal the greater of 0.0625% of the average market price of a LYON for the five trading day measurement period or any regular cash dividends paid by us per share on our common stock during that quarterly period multiplied by the then applicable conversion rate, provided that if we do not pay cash dividends during a semi- annual period, we will pay contingent cash interest semi- annually at a rate of 0.125% of the average market price of a LYON for the five trading day measurement period. Notwithstanding the above, if we declare a dividend for which the record date falls prior to the first day of a six-month period but the payment date falls within that six- month period, then the five trading day period for determining the average market price of a LYON will be the five trading days ending on the third trading day immediately preceding such record date.

                                       Contingent cash interest, if any, will
                                       accrue and be payable to holders of
                                       LYONs as of the 15th day preceding the
                                       last day of the relevant six-month
                                       period, or, if we pay a regular cash
                                       dividend on our common stock during a
                                       quarter within the relevant six-month
                                       period, to holders of LYONs as of the
                                       record date for the related common stock dividend. If we only pay a regular cash dividend on our common stock during one quarter within the relevant six-month period, the remaining contingent cash interest, if any, will accrue and be payable as of the 15th day preceding the last day of the relevant six-month period. We will make contingent cash interest payments on the last day of the relevant six-month period or, if we pay a regular cash dividend on our common stock during the relevant six-month period, on the payment date for the related common stock dividend. The payment of contingent cash interest will not affect the accrual of original issue discount.

Contingent Additional Principal......  On September 11, 2004, the rate of accrual on the LYONs will be reset for
                                       two years if our stock price factor is
                                       at or below the thresholds set forth in
                                       the table below. We refer to the amount
                                       that accrues as a result of the adjusted rate of accrual on the LYONs, other than original issue discount, as contingent additional principal. If contingent additional principal accrues, the adjusted rate of accrual will be calculated by deducting from our two year unsecured subordinated debt rate at that time an amount set forth in the table below, except that the adjusted rate of accrual may not be greater than 9.0% or less than the initial yield to maturity of 2.0%. Contingent additional principal will accrue on a semi-annual bond equivalent basis for a period of two years. No contingent additional principal will accrue after September 11, 2006, but thereafter original issue discount will continue to accrue at a rate of 2.0% per year.

                                       Our stock price factor is the average of the closing prices of our common stock for the 20 consecutive trading days ending on the third trading day prior to September 11, 2004, expressed as a percentage of the accreted conversion price of the LYONs as of September 11, 2004.

                                       The table below shows the amount to be
                                       deducted from our applicable two year
                                       unsecured subordinated debt rate, as
                                       determined by our bid solicitation agent prior to September 11, 2004. The resulting percentage is the aggregate adjusted rate of accrual at which original issue discount and contingent additional principal will accrue on the LYONs during the two years commencing September 11, 2004.

                                                            Stock Price Factor Threshold
                                           If Two Year Unsecured Subordinated Debt Rate at September 11, 2004 is:
                                -----------------------------------------------------------------------------------------
Amount to be Deducted from
   Two Year Unsecured                    4.50%   >5.00%    >5.50%    >6.00%  >6.50%    >7.00%    7.50%     >8.00%
Subordinated Debt Rate to                 to        to       to        to      to        to       to         to
Determine the Adjusted Rate:    <=4.50%  5.00%    5.50%     6.00%     6.50%   7.00%     7.50%    8.00%      8.50%   >8.50%
----------------------------    ------- ------   ------    ------    ------  ------    ------   ------     ------   ------
          -6.00%                                                                                                    <=74%
          -5.50%                                                                                           <=73%    <=71%
          -5.00%                                                                                 <=72%     <=70%    <=69%
          -4.50%                                                                        <=69%    <=69%     <=68%    <=66%
          -4.00%                                                              <=67%     <=67%    <=67%     <=65%    <=64%
          -3.50%                                                     <=66%    <=65%     <=64%    <=64%     <=63%    <=62%
          -3.00%                                           <=64%     <=64%    <=63%     <=61%    <=61%     <=61%    <=59%
          -2.50%                                  <=62%    <=61%     <=60%    <=60%     <=59%    <=58%     <=58%    <=57%
          -2.00%                        <=59%     <=58%    <=58%     <=57%    <=56%     <=55%    <=55%     <=54%    <=53%
          -1.50%              <=56%     <=55%     <=54%    <=54%     <=53%    <=53%     <=53%    <=52%     <=51%    <=51%
          -1.00%              <=52%     <=51%     <=51%    <=51%     <=50%    <=49%     <=49%    <=48%     <=48%    <=48%
          -0.50%              <=47%     <=46%     <=45%    <=45%     <=44%    <=44%     <=44%    <=43%     <=43%    <=43%
           0.00%              <=40%     <=40%     <=39%    <=38%     <=38%    <=38%     <=37%    <=37%     <=37%    <=36%

U.S. Federal Income Taxation.........  Under the indenture, we and every holder are required to agree (in the absence of an administrative pronouncement or judicial ruling to the contrary), for U.S. federal income tax purposes, to treat the LYONs as contingent payment debt instruments that are subject to the special regulations that govern such instruments. Under these regulations, even if we do not pay any contingent cash interest on the LYONs, you are required to include interest at the rate described below in your gross income for U.S. federal income tax purposes. This imputed interest, also referred to as tax original issue discount, accrues at a rate equal to 8.68% per year, computed on a semi-annual bond equivalent basis, which represents the yield on our non-contingent, non- convertible, fixed-rate debt with terms otherwise similar to the LYONs. The rate at which the tax original issue discount accrues for U.S. federal income tax purposes exceeds the initial yield to maturity of 2.0% and any adjusted yield to maturity resulting from the accrual of contingent additional principal.

                                       You will also recognize gain or loss on
                                       the sale, exchange, conversion or
                                       retirement of a LYON in an amount equal
                                       to the difference between the amount
                                       realized on the sale, exchange,
                                       conversion or retirement, including the
                                       fair market value of any common stock
                                       received upon conversion or otherwise,
                                       and your adjusted tax basis in the LYON.
                                       Any gain recognized by you on the sale,
                                       exchange, conversion or retirement of a
                                       LYON generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. See "Certain U.S. Federal Income Tax Considerations."

Sinking Fund.........................  None.

Redemption of LYONs at the
     Option of LabCorp...............  We may redeem for cash all or a portion of the LYONs at any time on or after
                                       September 11, 2006, at specified
                                       redemption prices. These prices would be increased by accrued contingent additional principal (and accrued original issue discount thereon), if any. See "Description of
                                       LYONs--Redemption of LYONs at the Option of LabCorp."

Purchase of LYONs by LabCorp at the
     Option of the Holder............  Holders may require us to purchase all or a portion of their LYONs on each of
                                       the following dates at the following
                                       prices (these prices would be increased
                                       by accrued contingent additional
                                       principal (and accrued original issue
                                       discount thereon), if any):

                                       o   on September 11, 2004 at a price of
                                           $712.97 per LYON;

                                       o   on September 11, 2006 at a price of
                                           $741.92 per LYON; and

                                       o   on September 11, 2011 at a price of
                                           $819.54 per LYON.

                                       We may pay the purchase price in cash or shares of our common stock (based on the prevailing market price thereof) or in a combination of cash and shares of our common stock. See "Description of LYONs--Purchase of LYONs by LabCorp at the Option of the Holder."

Change in Control....................  Upon a change in control of LabCorp occurring on or before September 11,
                                       2006, each holder may require us to
                                       purchase for cash all or a portion of
                                       such holder's LYONs at a price equal to
                                       the sum of the issue price plus accrued
                                       original issue discount and contingent
                                       additional principal, if any, for the
                                       LYONs to the date of purchase.

Use of Proceeds......................  We will not receive any of the proceeds from the sale by the selling
                                       securityholders of the LYONs or the
                                       underlying common stock. See "Use of
                                       Proceeds."

DTC Eligibility......................  The LYONs have been issued in fully registered book-entry form and are
                                       represented by permanent global LYONs
                                       without coupons deposited with a
                                       custodian for and registered in the name of a nominee of The Depository Trust Company in New York, New York. Beneficial interests in global LYONs are shown on, and transfers thereof are effected only through, records maintained by DTC and its direct and indirect participants, and your interest in any global LYON may not be exchanged for certificated LYONs, except in limited circumstances described herein.

Trading..............................  The LYONs issued in the initial private placement are eligible for trading in
                                       the PORTAL system. LYONs resold using
                                       this prospectus, however, will no longer be eligible for trading in the PORTAL system. We do not intend to list the LYONs on any national securities exchange. Our common stock is traded on the NYSE under the symbol "LH."

Ratio of Earnings to Fixed Charges...  The ratios of earnings to fixed charges for fiscal 1998, 1999, 2000 and the six
                                       months ended June 30, 2001 were 2.14,
                                       2.65, 4.33 and 7.01, respectively.

                       RISK FACTORS RELATING TO THE LYONs

     Prospective investors should carefully consider the following information with the other information contained, or incorporated by reference in this prospectus, before purchasing the LYONs.

An active trading market for LYONs may not develop.

     Despite the fact that resales of the LYONs will be registered transactions under the Securities Act, we cannot assure you that an active trading market for the LYONs will develop or as to the liquidity or sustainability of any such market, your ability to sell your LYONs or the price at which you will be able to sell your LYONs. Future trading prices of the LYONs will depend on many factors, including, among other things, prevailing interest rates, our operating results, the market price of our common stock and the market for similar securities in general. In addition, a holder's right to convert LYONs into shares of our common stock is subject to conditions which, if not satisfied, could result in a holder receiving less than the value of the common stock into which a LYON is otherwise convertible. These features could adversely affect the value and the trading prices for the LYONs.

We may not have the ability to raise the funds necessary to finance the purchase of LYONs at the option of the holders.

     On September 11, 2004, 2006 and 2011 and upon the occurrence of specific kinds of change in control events occurring on or before September 11, 2006, holders of LYONs may require us to purchase their LYONs. However, it is possible that we would not have sufficient funds at that time to make the required purchase of LYONs. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change in control under the indenture. See "Description of LYONs--Purchase of LYONs by LabCorp at the Option of the Holder" and "--Change in Control Permits Purchase of LYONs at the Option of the Holder."

You should consider the U.S. federal income tax consequences of owning LYONs.

     Under the indenture, every holder is required to agree with us to treat its LYONs as contingent payment debt instruments for U.S. federal income tax purposes. As a result, despite some uncertainty as to the proper application of the applicable Treasury regulations, you are required to include in your gross income each year amounts of interest in excess of the initial yield to maturity of the LYONs and any adjusted yield to maturity resulting from accrued contingent additional principal. You will recognize gain or loss upon the sale, exchange, conversion or retirement of a LYON in an amount equal to the difference between the amount realized on the sale, exchange, conversion or retirement, including the fair market value of any of our common stock received, and your adjusted tax basis in the LYON. Any gain recognized by you on the sale, exchange, conversion or retirement of a LYON generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and capital loss thereafter. See "Certain U.S. Federal Income Tax Considerations."

The LYONs are subordinated in right of payment to other indebtedness.

       The LYONs are unsecured obligations subordinated in right of payment to all of our existing and future senior indebtedness. As a result, our assets are available to pay obligations on the LYONs only after all senior indebtedness has been paid in full, and we may not have sufficient assets remaining to repay in full all of the LYONs then outstanding if we become insolvent or are forced to liquidate our assets, we default on our senior indebtedness, or the LYONs are accelerated due to any other event of default. The LYONs are also effectively subordinated in right of payment to all of our subsidiaries' indebtedness and other liabilities, including trade payables. The LYONs are exclusively obligations of LabCorp. Our subsidiaries have no obligation to pay any amounts due on the LYONs. Our subsidiaries are not required to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries are also contingent upon our subsidiaries' earnings and business considerations. The incurrence of additional indebtedness and other liabilities could materially and adversely affect our ability to pay our obligations on the LYONs. The terms of the LYONs do not limit our ability to incur senior indebtedness, and do not limit our ability or the ability of our subsidiaries to incur other indebtedness or other liabilities. As of June 30, 2001, we had senior indebtedness outstanding (including a $412.5 million term loan under our credit agreement) of approximately $474.1 million. See "Description of LYONs--Subordination."

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     We have made or incorporated by reference in this prospectus forward looking statements concerning our operations, performance and financial condition, as well as our strategic objectives. Some of these forward looking statements can be identified by the use of forward looking words such as "believe", "expect", "may", "will", "should", "seek", "approximately", "intend", "plan", "estimate" or "anticipate" or the negative of those words or other comparable terminology. Such forward looking statements are subject to various risks and uncertainties and we claim the protection afforded by the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those currently anticipated due to a number of factors in addition to those discussed elsewhere or incorporated by reference in this prospectus, including:

     o future changes in federal, state, local and third-party payor regulations or policies (or in the interpretation of current regulations) affecting governmental and third-party reimbursement for clinical laboratory testing.

     o adverse results from investigations of clinical laboratories by the government, which may include significant monetary damages and/or exclusion from the Medicare and Medicaid programs.

     o loss or suspension of a license or imposition of a fine or penalties under, or future changes in, the law or regulations of the Clinical Laboratory Improvement Act of 1967, and the Clinical Laboratory Improvement Amendments of 1988, or those of Medicare, Medicaid or other federal, state or local agencies.

     o failure to comply with the Federal Occupational Safety and Health Administration requirements and the recently passed Needlestick Safety and Prevention Act which may result in penalties and loss of licensure.

     o    increased competition, including price competition.

     o changes in payor mix, including an increase in capitated managed-cost health care.

     o our failure to obtain and retain new customers and alliance partners, or a reduction in tests ordered or specimens submitted by existing customers.

     o our failure to integrate newly acquired businesses and the cost related to such integration.

     o    adverse results in litigation matters.

     o our ability to attract and retain experienced and qualified personnel.

     o    failure to maintain our days sales outstanding levels.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the resale of the LYONs by the selling securityholders or from the common stock issuable upon conversion or purchase of the LYONs.


                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges for each of the calendar periods indicated:



                       Fiscal Years Ended December 31,
                       --------------------------------      Six-Months-Ended
                       1996   1997   1998   1999   2000       June 30, 2001
                       ----   ----   ----   ----   ----       -------------
Ratio of earnings
 to fixed charges...   N/A    N/A    2.14   2.65   4.33           7.01


     These computations include us and our consolidated subsidiaries. For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes, plus fixed charges. Fixed charges include interest expense on debt and one-third of rental expense which is deemed representative of the interest factor. After giving effect to the offering of the LYONs and the application of the net proceeds from the offering, the pro forma ratios of earnings to fixed charges for the year ended December 31, 2000 and the six months ended June 30, 2001 would have been 6.11 and 10.56.

     For the years ended December 31, 1997 and 1996, earnings were insufficient to cover fixed charges by $161.3 million and $188.3 million, respectively.


                PRICE RANGE OF COMMON STOCK AND DIVIDEND HISTORY

     Our common stock trades on the New York Stock Exchange under the symbol
"LH."

     The following table sets forth for the calendar periods indicated the high and low intraday sales prices for our common stock reported on the NYSE Composite Tape:

                                                                   High     Low
                                                                   ----     ---
1999
   1st Quarter................................................... $11.56   $6.25
   2nd Quarter...................................................  14.69    8.44
   3rd Quarter...................................................  16.25   11.25
   4th Quarter...................................................  19.38   12.19
2000
   1st Quarter...................................................  23.44   15.63
   2nd Quarter...................................................  40.50   19.69
   3rd Quarter...................................................  66.25   38.13
   4th Quarter...................................................  91.50   54.13
2001
   1st Quarter...................................................  87.50   49.75
   2nd Quarter...................................................  82.50   56.45
   3rd Quarter...................................................  91.35   66.84
   4th Quarter (through October 17, 2001)........................  84.41   78.30

     The last reported sale price on the New York Stock Exchange for our common stock was $83.75 per share on October 17, 2001.

     During May 2000, our stockholders approved a 1-for-10 reverse stock split. Our stockholders subsequently approved a 2-for-1 stock split in May 2001 which was paid in the form of a stock dividend on June 11, 2001. The reported sales prices reflect such reverse stock split and 2-for-1 stock split. On July 31, 2001 there were 663 holders of record of our common stock.

     It is currently our policy not to pay dividends on our common stock in order to increase our flexibility with respect to our acquisition strategy. In addition, our revolving credit facility places certain restrictions on the payment of dividends.

                        DESCRIPTION OF CREDIT AGREEMENT

     The following summary of the material provisions of our credit agreement is subject to, and is qualified in its entirety by reference to, the terms of our credit agreement.

     We are a party to an Amended and Restated Credit Agreement dated as of March 31, 1997, as amended, with the banks named therein and Credit Suisse First Boston, as Administrative Agent. The terms of the credit agreement provided for a term loan of $693.8 million and a revolving credit facility commitment of up to $450 million. As of June 30, 2001 there was $412.5 million outstanding under the term loan and $50.0 million drawn under the revolving credit facility. We used the net proceeds from the private placement of the LYONs to repay the then outstanding term loan in full.

     Amounts under the revolving credit facility may be borrowed, prepaid and reborrowed from time to time. The weighted average interest rate on our revolving credit facility as of June 30, 2001 was approximately 5.0%. The revolving credit facility expires on March 31, 2002. While there can be no assurance that we will be successful, we plan to renegotiate the credit agreement later this year to, among other things, reduce our cost of borrowing.

     The credit agreement contains negative covenants limiting our ability to, among other things:

     o    create liens;

     o    engage in sale leaseback transactions;

     o    engage in mergers or acquisitions;

     o    sell assets;

     o declare or pay dividends, or make distributions on, or repurchase or redeem capital stock or options, warrants or rights to receive capital stock;

     o issue capital stock or options, warrants or rights to receive capital stock;

     o    make investments;

     o    change the nature of our business;

     o    incur debt;

     o    prepay, redeem or repurchase debt;

     o limit our subsidiaries ability to pay dividends or create liens on their assets; and

     o    make capital expenditures.

     We amended our credit agreement to amend the limitation on our ability to incur debt and the limitation on our ability to issue capital stock, options, warrants or rights to receive capital stock to expressly permit us to issue the LYONs and the shares of common stock issuable upon conversion or repurchase of the LYONs.

     The credit agreement requires us to comply with certain financial ratios and tests relating to leverage, interest coverage, minimum stockholders' equity and certain other affirmative covenants relating to, among other things, reporting requirements and transactions with affiliates.

     The credit agreement also requires all of our material subsidiaries to guarantee amounts outstanding thereunder. Laboratory Corporation of America is currently the only guarantor under the credit agreement.

                              DESCRIPTION OF LYONs

     We issued the LYONs under an indenture, dated as of September 11, 2001, between us and The Bank of New York, as trustee. The following summary does not purport to be complete and is subject to, and qualified by reference to, all of the provisions of the indenture, which we urge you to read because they define your rights as a LYONs holder. As used in this description of LYONs, the words "we," "us," "our" or "LabCorp" refer only to LabCorp and do not include any current or future subsidiary of LabCorp.

General

     We issued $650,000,000 aggregate principal amount at maturity of the LYONs in a private placement in September 2001, and an additional $94,000,000 aggregate principal amount at maturity of the LYONs pursuant to the exercise in full by the initial purchaser of its over-allotment option in October 2001. The LYONs will mature on September 11, 2021. Each $1,000 principal amount at maturity of LYONs (a "LYON") will pay the principal amount at maturity of $1,000 plus contingent additional principal (and accrued original issue discount thereon), if any, at maturity. When used herein, principal amount at maturity means the amount payable on the LYONs at maturity as determined on September 11, 2001 and consequently does not include any contingent additional principal (and accrued original issue discount thereon) that may become payable at maturity as described below under "--Contingent Additional Principal." The LYONs will be payable at the principal corporate trust office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York.

     Each LYON was issued at a substantial discount from its principal amount at maturity. Except as described below under "Contingent Cash Interest," we will not make periodic payments of interest on the LYONs. The LYONs accrue original issue discount while they remain outstanding. Original issue discount accrues on a semi-annual bond equivalent basis at the initial yield to maturity of the LYONs of 2.0% using a 360-day year composed of twelve 30-day months. Original issue discount also accrues at that rate on any accrued contingent additional principal. The commencement date for the accrual of original issue discount is September 11, 2001.

     We are treating the LYONs as debt instruments subject to the Treasury regulations that provide special rules for contingent payment debt instruments. The LYONs are issued with original issue discount for U.S. federal income tax purposes. You agree in the indenture to treat your LYONs as contingent payment debt instruments for U.S. federal income tax purposes and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments, including our determination of the rate at which interest, also referred to herein as tax original issue discount, is considered to accrue for U.S. federal income tax purposes. Under the contingent payment debt regulations, even if we do not pay any contingent cash interest on the LYONs, holders are required to include accrued tax original issue discount in their gross income for U.S. federal income tax purposes. The rate at which the tax original issue discount accrues exceeds the initial yield to maturity and any adjusted yield to maturity resulting from the accrual of contingent additional principal. See "Certain U.S. Federal Income Tax Considerations."

     Original issue discount, contingent cash interest, if any, and contingent additional principal, if any, ceases to accrue on a LYON upon its maturity, conversion, purchase by us at the option of a holder or redemption. We may not reissue a LYON that has matured or been converted, purchased by us at your option, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such LYON.

     LYONs may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar shall initially be the trustee. No service charge will be made for any registration of transfer or exchange of LYONs. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

Subordination

     Payment on the LYONs is, to the extent provided in the indenture, subordinated in right of payment to the prior payment in full of all of our existing and future senior indebtedness. Payment on the LYONs is also effectively subordinated to all of our subsidiaries' existing and future indebtedness and other liabilities, including trade payables.

     Upon any payment or distribution of assets of LabCorp to its creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, the holders of all senior indebtedness shall first be entitled to receive payment in full of all amounts due or to become due thereon, or payment of such amounts shall have been provided for, before the holders of the LYONs shall be entitled to receive any payment or distribution with respect to any LYONs.

     By reason of this subordination, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the LYONs may receive less, ratably, than our other creditors.

     In addition, no payment of the principal amount at the maturity of the LYONs, issue price, accrued original issue discount, redemption price, change in control purchase price, contingent cash interest, if any, and contingent additional principal, if any, with respect to any LYONs may be made by us, nor may we pay cash with respect to the purchase price of any LYONs (other than for fractional shares) or acquire any LYONs for cash or property (except as set forth in the indenture) if:

      (1) any payment default on any senior indebtedness has occurred and is continuing beyond any applicable grace period; or

      (2) any default, other than a payment default with respect to senior indebtedness, occurs and is continuing that permits the acceleration of the maturity thereof and such default is either the subject of judicial proceedings or we receive a written notice of such default from the holders of such senior indebtedness.

     Notwithstanding the foregoing, the payment blockage period shall end and we may resume payments with respect to the LYONs and may acquire LYONs:

     o when the default with respect to the senior indebtedness is cured or waived; or

     o in the case of a default described in (2) above, 179 or more days pass after we receive notice of the default, provided that the terms of the indenture otherwise permit the payment or acquisition of the LYONs at that time.

No new period of payment blockage may be commenced pursuant to a similar notice relating to the same default on the same issue of senior indebtedness unless nine months have elapsed since we received the notice of default as provided above.

     In addition, no payment may be made on the LYONs if any LYONs are declared due and payable prior to their stated maturity by reason of the occurrence of an event of default until the earlier of 120 days after the date of such acceleration or the payment in full of all senior indebtedness, but only if such payment is then otherwise permitted under the terms of the indenture. Notwithstanding the foregoing, upon the expiration of any payment blockage period described above, holders of the LYONs are required to pay over any amounts collected by such holders to the holders of senior indebtedness to the extent necessary to pay all holders of senior indebtedness in full.

     The term "senior indebtedness" of LabCorp means the principal, premium (if any) and unpaid interest on all present and future:

     (1)  indebtedness of LabCorp for borrowed money;

     (2) obligations of LabCorp evidenced by bonds, debentures, notes or similar instruments;

     (3) obligations of LabCorp under (a) interest rate swaps, caps, collars, options, and similar arrangements, (b) any foreign exchange contract, currency swap contract, futures contract, currency option contract, or other foreign currency hedge, and (c) credit swaps, caps, floors, collars and similar arrangements;

     (4) indebtedness incurred, assumed or guaranteed by LabCorp in connection with the acquisition by it or a subsidiary of LabCorp of any business, properties or assets (except purchase money indebtedness classified as accounts payable under generally accepted accounting principles);

     (5) all obligations and liabilities, contingent or otherwise, in respect of leases of LabCorp required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of LabCorp and all obligations and liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, in connection with the lease of real property which provides that LabCorp is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of LabCorp under such lease or related document to purchase or to cause a third party to purchase such leased property;

     (6) reimbursement obligations of LabCorp in respect of letters of credit relating to indebtedness or other obligations of LabCorp that qualify as indebtedness or obligations of the kind referred to in clauses (1) through (5) above; and

     (7) obligations of LabCorp under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (1) through (6) above, in each case unless in the instrument creating or evidencing the indebtedness or obligation or pursuant to which the same is outstanding it is provided that such indebtedness or obligation is not senior in right of payment to the LYONs or that such indebtedness or obligation is subordinated to any other indebtedness or obligation of LabCorp, unless such indebtedness or obligation expressly provides that such indebtedness or obligations are to be senior in right of payment to the LYONs. At June 30, 2001, LabCorp had approximately $474.1 million of senior indebtedness outstanding.

     The LYONs are effectively subordinated to all existing and future liabilities of LabCorp's subsidiaries. Any right of LabCorp to participate in any distribution of the assets of any of its subsidiaries upon the liquidation, reorganization or insolvency of such subsidiary (and the consequent right of the holders of the LYONs to participate in those assets) will be subject to the claims of the creditors (including trade creditors) of such subsidiary, except to the extent that claims of LabCorp itself as a creditor of such subsidiary may be recognized, in which case the claims of LabCorp would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by LabCorp. The indenture does not restrict LabCorp from incurring additional indebtedness, including senior indebtedness.

Conversion Rights

     Holders may surrender LYONs for conversion into shares of our common stock only if at least one of the conditions described below is satisfied. In addition, a LYON for which a holder has delivered a purchase notice or a change in control purchase notice requiring us to purchase the LYONs may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

     The initial conversion rate is 6.7054 shares of common stock per LYON, subject to adjustment upon the occurrence of certain events described below. A holder of a LYON otherwise entitled to a fractional share will receive cash equal to the applicable portion of the then current sale price of our common stock on the trading day immediately preceding the conversion date.

     The ability to surrender LYONs for conversion will expire at the close of business on September 11, 2021.

     The conversion agent will, on our behalf, determine if the LYONs are convertible and notify the trustee and us accordingly. If one or more of the conditions to the conversion of the LYONs has been satisfied, we will promptly notify the holders of the LYONs thereof and use our reasonable best efforts to post this information on our website or otherwise publicly disclose this information.

     Conversion Based on Common Stock Price. Holders may surrender LYONs for conversion in any calendar quarter commencing after December 31, 2001, if the sale price (as defined below) of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than a specified percentage, beginning at 120% and declining 0.1282% per calendar quarter thereafter until it reaches approximately 110% for the calendar quarter beginning July 1, 2021, of the accreted conversion price per share of common stock on the last day of such preceding calendar quarter. The accreted conversion price per share as of any day will equal the issue price of a LYON plus the accrued original issue discount and any accrued contingent additional principal as of such day, divided by the number of shares of common stock issuable upon conversion of a LYON on that day.

     The table below shows the conversion trigger price per share of our common stock in respect of each of the first 20 calendar quarters following September 11, 2001. These conversion trigger prices reflect the accreted conversion price per share of common stock multiplied by the applicable percentage for the respective calendar quarter. Thereafter, the accreted conversion price per share of common stock increases each calendar quarter by the accreted original issue discount and any contingent additional principal for the calendar quarter and the applicable percentage declines by 0.1282% per calendar quarter. The conversion trigger price for the calendar quarter beginning July 1, 2021 is $163.42 assuming no contingent additional principal accrues.

                                           (1)                         (3)
                                         Accreted       (2)        Conversion
                                        Conversion   Applicable   Trigger-Price
                                           Price     Percentage     (1) x (2)
                                        ----------   ----------   --------------
Quarter*
2002
   1st Quarter.......................   100.78       120.0000%      120.93
   2nd Quarter.......................   101.28       119.8718%      121.41
   3rd Quarter.......................   101.79       119.7436%      121.88
   4th Quarter.......................   102.29       119.6154%      122.36
2003
   1st Quarter.......................   102.80       119.4872%      122.84
   2nd Quarter.......................   103.32       119.3590%      123.32
   3rd Quarter.......................   103.83       119.2308%      123.80
   4th Quarter.......................   104.35       119.1026%      124.28
2004
   1st Quarter.......................   104.87       118.9744%      124.77
   2nd Quarter.......................   105.39       118.8462%      125.25
   3rd Quarter.......................   105.92       118.7180%      125.74
   4th Quarter.......................   106.45       118.5898%      126.23
2005
   1st Quarter.......................   106.98       118.4616%      126.73
   2nd Quarter.......................   107.51       118.3334%      127.22
   3rd Quarter.......................   108.05       118.2052%      127.72
   4th Quarter.......................   108.59       118.0770%      128.21
2006
   1st Quarter.......................   109.13       117.9488%      128.72
   2nd Quarter.......................   109.67       117.8206%      129.22
   3rd Quarter.......................   110.22       117.6924%      129.72
   4th Quarter.......................   110.77       117.5642%      130.22

-------------------
 * This table assumes no events have occurred that would require an adjustment to the conversion rate. This table also assumes that no contingent additional principal has accrued.

     Conversion Based on Credit Rating Downgrade. Holders may also surrender a LYON for conversion during any period that the rating assigned to the LYONs by Standard & Poor's Ratings Services is BB- or lower.

     Conversion Based upon Notice of Redemption. A holder may surrender for conversion a LYON called for redemption at any time prior to the close of business on the second business day immediately preceding the redemption date, even if it is not otherwise convertible at such time. A LYON for which a holder has delivered a purchase notice or a change in control purchase notice, as described below, requiring us to purchase such LYON, may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

     A "business day" is any weekday that is not a day on which banking institutions in The City of New York are authorized or obligated to close. A "trading day" is any day on which the NYSE is open for trading or, if the applicable security is quoted on the Nasdaq National Market, a day on which trades may be made on such market or, if the applicable security is not so listed, admitted for trading or quoted, any business day.

     Conversion Upon Occurrence of Certain Corporate Transactions. If we are party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, a LYON may be surrendered for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual effective date of such transaction, and at the effective date, the right to convert a LYON into common stock will be changed into a right to convert it into the kind and amount of securities, cash or other assets of LabCorp or another person which the holder would have received if the holder had converted the holder's LYONs immediately prior to the transaction. If such transaction also constitutes a change in control of LabCorp, as defined in the indenture, the holder will be able to require us to purchase all or a portion of such holder's LYONs as described under "--Change in Control Permits Purchase of LYONs at the Option of the Holder."

     Conversion Adjustments and Delivery of Common Stock. On conversion of a LYON, a holder will not receive any cash payment representing accrued original issue discount, contingent additional principal, if any, or, except as described below, contingent cash interest. Delivery to the holder of the full number of shares of common stock into which the LYON is convertible, together with any cash payment of such holder's fractional shares, will be deemed:

     o to satisfy our obligation to pay the principal amount at maturity of the LYON; and

     o to satisfy our obligation to pay accrued original issue discount and contingent additional principal, if any, attributable to the period from September 11, 2001 through the conversion date.

     As a result, accrued original issue discount and contingent additional principal, if any, are deemed paid in full rather than cancelled, extinguished or forfeited.

     We and each holder of a LYON also agree that delivery to the holder of the full number of shares of common stock into which the LYON is convertible, together with any cash payment of such holder's fractional shares will be treated as a payment (in an amount equal to the sum of the then fair market value of such shares and such cash payment, if any) on the LYON for purposes of the Treasury regulations applicable to debt instruments with contingent payments. See "Certain U.S. Federal Income Tax Considerations."

     If contingent cash interest is payable to holders of LYONs during any particular six-month period, and such LYONs are converted after the applicable record date therefor and prior to the next succeeding interest payment date, holders of such LYONs at the close of business on the record date will receive the contingent cash interest payable on such LYONs on the corresponding interest payment date notwithstanding the conversion. Such LYONs, upon surrender for conversion, must be accompanied by funds equal to the amount of contingent cash interest payable on the LYONs so converted, unless such LYONs have been called for redemption, in which case no such payment shall be required.

     The conversion rate will not be adjusted for accrued original issue discount, or contingent additional principal, if any, or any contingent cash interest. A certificate for the number of full shares of common stock into which any LYON is converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date. For a discussion of the tax treatment of a holder receiving shares of our common stock upon surrendering LYONs for conversion, see "Certain U.S. Federal Income Tax Considerations--Tax Consequences to United States Holders--Sale, Exchange, Conversion or Retirement of LYONs."

     We will adjust the conversion rate for:

     o dividends or distributions on our common stock payable in our common stock or our other capital stock;

     o subdivisions, combinations or certain reclassifications of our common stock;

     o distributions to all holders of our common stock of certain rights to purchase our common stock for a period expiring within 60 days at less than the then current sale price; and

     o distributions to the holders of our common stock of our assets (including shares of capital stock of a subsidiary) or debt securities or certain rights to purchase our securities (excluding cash dividends or other cash distributions from current or retained earnings, unless the amount thereof, together with all other cash dividends paid in the preceding 12 month period, per share exceeds the sum of (i) 5% of the sale price of our common stock on the day preceding the date of declaration of such dividend or other distribution and (ii) the quotient of the amount of any contingent interest paid during such period divided by the number of shares of common stock issuable upon conversion of a LYON at the conversion rate in effect on the contingent interest payment date).

     In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading"commences for such dividend or distribution on the NYSE or such other national or regional securities exchange or market on which the securities are then listed or quoted.

     In the event we elect to make a distribution described in the third or fourth bullet of the preceding paragraph which, in the case of the fourth bullet, has a per share value equal to more than 15% of the sale price of our shares of common stock on the day preceding the declaration date for such distribution, we will be required to give notice to the holders of LYONs at least 20 days prior to the ex-dividend date for such distribution and, upon the giving of such notice, the LYONs may be surrendered for conversion at any time until the close of business on the business day prior to the ex- dividend date or until we announce that such distribution will not take place.

     No adjustment to the conversion rate need be made if holders of the LYONs may participate in the transaction or in certain other cases.

     If we were to implement a stockholders' rights plan providing that, upon conversion of the LYONs, the holders of such LYONs will receive, in addition to the shares of common stock issuable upon such conversion, the rights related to such common stock, there shall not be any adjustment to the conversion privilege or conversion rate as a result of:

     o    the issuance of the rights;

     o    the distribution of separate certificates representing the rights;

     o the exercise or redemption of such rights in accordance with any rights agreement; or

     o    the termination or invalidation of the rights.

     The indenture permits us to increase the conversion rate from time to time. We are not required to adjust the conversion rate until adjustments greater than 1% have occurred.

     Holders of the LYONs may, in certain circumstances, be deemed to have received a distribution subject to federal income tax as a dividend upon:

     o a taxable distribution to holders of common stock which results in an adjustment of the conversion rate;

     o    an increase in the conversion rate at our discretion; or

     o    failure to adjust the conversion rate in some instances.

     See "Certain U.S. Federal Income Tax Considerations--Tax Consequences to United States Holders--Constructive Dividends."

Contingent Cash Interest

     Subject to the record date provisions described below, we will pay contingent cash interest to the holders of LYONs during any six-month period from September 12 to March 11 and from March 12 to September 11, with the initial six- month period commencing after September 11, 2006, if the average market price of a LYON for the five trading days ending on the third trading day immediately preceding the first day of the applicable six-month period equals 120% or more of the sum of the issue price, accrued original issue discount and contingent additional principal, if any, for such LYON as of the day immediately preceding the first day of the applicable six-month period. See "--Redemption of LYONs at the Option of LabCorp" for some of these values. Notwithstanding the above, if we declare a dividend for which the record date falls prior to the first day of a six-month period but the payment date falls within such six-month period, then the five trading day period for determining the average market price of a LYON will be the five trading days ending on the third trading day immediately preceding such record date.

     During any period when contingent cash interest shall be payable, the contingent cash interest payable per LYON in respect of any quarterly period will equal the greater of 0.0625% of the average market price of a LYON for the five trading day measurement period or any regular cash dividends paid by us per share on our common stock during that quarterly period multiplied by the then applicable conversion rate, provided that if we do not pay cash dividends during a semi-annual period, we will pay contingent cash interest semi-annually at a rate of 0.125% of the average market price of a LYON for the measurement period.

     Contingent cash interest, if any, will accrue and be payable to holders of LYONs as of the record date, which shall be the 15th day preceding the last day of the relevant six-month period, or, if we pay a regular cash dividend on our common stock during a quarter within the relevant six-month period, to holders of LYONs as of the record date for the related common stock dividend. If we only pay a regular cash dividend on our common stock during one quarter within the relevant six-month period, the remaining contingent cash interest, if any, will accrue and be payable as of the 15th day preceding the last day of the relevant six-month period. We will make contingent cash interest payments on the last day of the relevant six-month period or, if we pay a regular cash dividend on our common stock during the relevant six- month period, on the payment date for the related common stock dividend. The payment of contingent cash interest will not affect the accrual of original issue discount.

     Regular cash dividends mean quarterly or other periodic cash dividends on our common stock as declared by our Board of Directors as part of its cash dividend payment practices and that are not designated by it as extraordinary or special or other nonrecurring dividends.

     The market price of a LYON on any date of determination means the average of the secondary market bid quotations per LYON obtained by the bid solicitation agent for $10 million principal amount at maturity of LYONs at approximately 4:00 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if:

     o At least three such bids are not obtained by the bid solicitation agent; or

     o In our reasonable judgment, the bid quotations are not indicative of the secondary market value of the LYONs.

then the market price of a LYON will equal (a) the then applicable conversion rate of the LYONs multiplied by (b) the average sale price of our common stock on the five trading days ending on such determination date, appropriately adjusted.

     The bid solicitation agent will initially be The Bank of New York. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the LYONs.

     Upon determination that LYON holders will be entitled to receive contingent cash interest during a relevant six- month period, we will issue a press release and publish such information on our website or through such other public medium as we may use at that time as soon as practicable.

Contingent Additional Principal

     On September 11, 2004, the rate of accrual on the LYONs will be reset for two years if our stock price factor is at or below the thresholds set forth in the table below. We refer to the amount that accrues as a result of the adjusted rate of accrual on the LYONs, other than original issue discount, as contingent additional principal. If contingent additional principal accrues, the adjusted rate of accrual will be calculated by deducting from our two year unsecured subordinated debt rate at that time an amount set forth in the table below, except that the adjusted rate of accrual may not be greater than 9.0% or less than the initial yield to maturity of 2.0%. Contingent additional principal will accrue on a semi-annual bond equivalent basis for a period of two years. No contingent additional principal will accrue after September 11 , 2006, but thereafter original issue discount will continue to accrue at a rate of 2.0% per year. If our stock price factor is above the highest stock price factor threshold in the applicable column set forth in the table below, then no contingent additional principal will accrue on the LYONs and only original issue discount will continue to accrue. Where we refer to "subordinated debt" in this prospectus, we mean our current or future indebtedness with subordination provisions substantially similar to those contained in the LYONs.

     Our stock price factor is the average of the closing prices of our common stock for the 20 consecutive trading days ending on the third trading day prior to September 11, 2004 expressed as a percentage of the accreted conversion price as of September 11, 2004.

     Our "subordinated debt rate" means the average of the interest rate quotations for a new issuance of our two year semi-annual cash-pay unsecured subordinated debt obtained by the rate solicitation agent for an issuance in an amount equal to the issue price of the LYONs plus any accrued original issue discount through September 11, 2004 at approximately 4:00 p.m., New York City time, on the day three trading days prior to September 11, 2004 from three independent nationally recognized securities dealers we select. If three such quotations are not obtained by the rate solicitation agent, then we will use the average of two quotations obtained. If only one such quotation is obtained, we will use such quotation. In the event that no quotations are obtained, our subordinated debt rate will be determined by the good faith determination of our board of directors. The rate solicitation agent will initially be The Bank of New York. We may change the rate solicitation agent, but the rate solicitation agent will not be our affiliate. The rate solicitation agent will solicit rate quotations from securities dealers that are believed by us to be willing to provide a quote for our subordinated debt.

     The table below shows the amount to be deducted from our applicable subordinated debt rate to determine the aggregate adjusted rate of accrual at which original issue discount and contingent additional principal will accrue on the LYONs during the two years commencing September 11, 2004.


                                                            Stock Price Factor Threshold
                                           If Two Year Unsecured Subordinated Debt Rate at September 11, 2004 is:
                                -----------------------------------------------------------------------------------------
Amount to be Deducted from
   Two Year Unsecured                    4.50%   >5.00%    >5.50%    >6.00%  >6.50%    >7.00%    7.50%     >8.00%
Subordinated Debt Rate to                 to        to       to        to      to        to       to         to
Determine the Adjusted Rate:    <=4.50%  5.00%    5.50%     6.00%     6.50%   7.00%     7.50%    8.00%      8.50%   >8.50%
----------------------------    ------- ------   ------    ------    ------  ------    ------   ------     ------   ------
          -6.00%                                                                                                    <=74%
          -5.50%                                                                                           <=73%    <=71%
          -5.00%                                                                                 <=72%     <=70%    <=69%
          -4.50%                                                                        <=69%    <=69%     <=68%    <=66%
          -4.00%                                                              <=67%     <=67%    <=67%     <=65%    <=64%
          -3.50%                                                     <=66%    <=65%     <=64%    <=64%     <=63%    <=62%
          -3.00%                                           <=64%     <=64%    <=63%     <=61%    <=61%     <=61%    <=59%
          -2.50%                                  <=62%    <=61%     <=60%    <=60%     <=59%    <=58%     <=58%    <=57%
          -2.00%                        <=59%     <=58%    <=58%     <=57%    <=56%     <=55%    <=55%     <=54%    <=53%
          -1.50%              <=56%     <=55%     <=54%    <=54%     <=53%    <=53%     <=53%    <=52%     <=51%    <=51%
          -1.00%              <=52%     <=51%     <=51%    <=51%     <=50%    <=49%     <=49%    <=48%     <=48%    <=48%
          -0.50%              <=47%     <=46%     <=45%    <=45%     <=44%    <=44%     <=44%    <=43%     <=43%    <=43%
           0.00%              <=40%     <=40%     <=39%    <=38%     <=38%    <=38%     <=37%    <=37%     <=37%    <=36%

     To determine the adjusted rate of accrual on the LYONs, once our two year subordinated debt rate and stock price factor have been determined, identify the column in the table above that corresponds to our two year subordinated debt rate. Then, identify the row in that column of the table that corresponds to our stock price factor. Locate the percentage in the left most column of the table in that row. Our two year subordinated debt rate minus that percentage equals the adjusted rate of accrual.

     For example, if, according to the procedures described above, our subordinated debt rate is determined to be 6.25% and the average of the closing prices of our common stock for the 20 consecutive trading days ending on the third trading day prior to September 11, 2004 is $66.99, which is 63% of $106.33, the accreted conversion price (assuming no adjustments) of the LYONs, then we will deduct 3.00% from 6.25% to determine the adjusted rate of accrual for the two year period ending September 11, 2006 of 3.25%. In the event that any contingent additional principal accrues on the LYONs, the amount we will pay at maturity of the LYONs will equal the principal amount at maturity of $1,000 per LYON plus contingent additional principal (and accrued original issue discount thereon). Contingent additional principal will accrue on a semi-annual bond equivalent basis, using a 360-day year composed of twelve 30-day months. The prices and percentages in the example above are for illustration only. There can be no assurance that the actual prices and percentages will correspond to the range of prices and percentages shown.

     In the event that any contingent additional principal accrues on the LYONs, we will disseminate a press release containing this information, including the aggregate adjusted rate of accrual at which original issue discount and contingent additional principal will accrue, revised redemption prices, revised prices at which we will purchase the LYONs at the option of the holders and the amount payable upon maturity of the LYONs. In addition, we will publish this information on our website or through such other public medium as we may use at that time. We will also notify the trustee under the indenture of any accrual of contingent additional principal (and accrued original issue discount thereon) on a periodic basis. Following receipt of such notice, the trustee will provide such information to The Depository Trust Company for dissemination to its participants.

Redemption of LYONs at the Option of LabCorp

     No sinking fund is provided for the LYONs. Prior to September 11, 2006, we cannot redeem the LYONs at our option. Beginning on September 11, 2006, we may redeem the LYONs for cash, as a whole at any time or from time to time in part. We will give not less than 30 days' or more than 60 days' notice of redemption by mail to holders of LYONs.

     If redeemed at our option, the LYONs will be redeemed at a price equal to the sum of the issue price plus accrued original issue discount and contingent additional principal, if any, on such LYONs as of the applicable redemption date. The table below shows the redemption prices (assuming no contingent additional principal accrues) of a LYON on September 11, 2006, on each September 11 thereafter prior to maturity and at maturity on September 11, 2021. In addition, the redemption price of a LYON that is redeemed between the dates listed below would include an amount reflecting the additional accrued original issue discount that has accrued on such LYON since the immediately preceding date in the table below. In addition, if contingent additional principal accrues, these prices will be increased to include such contingent additional principal (and any original issue discount accrued thereon).

                                                         (2)
                                            (1)        Accrued         (3)
                                           LYON        Original   Redemption
                                           Issue       Issue        Price
Redemption Date                            Price       Price       (1)+(2)
---------------                            -----       -----       -------
September 11,
2006...................................    671.65       70.27       741.92
2007...................................    671.65       85.18       756.83
2008...................................    671.65      100.40       772.05
2009...................................    671.65      115.91       787.56
2010...................................    671.65      131.74       803.39
2011...................................    671.65      147.89       819.54
2012...................................    671.65      164.37       836.02
2013...................................    671.65      181.17       852.82
2014...................................    671.65      198.31       869.96
2015...................................    671.65      215.80       887.45
2016...................................    671.65      233.64       905.29
2017...................................    671.65      251.83       923.48
2018...................................    671.65      270.39       942.04
2019...................................    671.65      289.33       960.98
2020...................................    671.65      308.65       980.30
At stated maturity.....................    671.65      328.35     1,000.00

     If less than all of the outstanding LYONs are to be redeemed, the trustee will select the LYONs to be redeemed in principal amounts at maturity of $1,000 or integral multiples of $1,000. In this case, the trustee may select the LYONs by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder's LYONs is selected for partial redemption and the holder converts a portion of the LYONs, the converted portion will be deemed to be the portion selected for redemption.

Purchase of LYONs by LabCorp at the Option of the Holder

     On September 11, 2004, September 11, 2006 and September 11, 2011, we may, at the option of the holder, be required to purchase any outstanding LYON for which a written purchase notice has been properly delivered by the holder and not withdrawn, subject to certain additional conditions. Holders may submit their LYONs for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to such purchase date until the close of business on the first business day immediately preceding the purchase date.

     The purchase price of a LYON will be as set forth below, plus, if applicable, accrued contingent additional principal (and any accrued original discount thereon):

     o    $712.97 per LYON on September 11, 2004;

     o    $741.92 per LYON on September 11, 2006; and

     o    $819.54 per LYON on September 11, 2011.

     The above purchase prices reflect a price equal to the sum of the issue price and accrued original issue discount on such LYONs as of the applicable purchase date.

     We may, at our option, elect to pay the purchase price in cash or shares of common stock, or any combination thereof. For a discussion of the tax treatment of a holder receiving cash, common stock or any combination thereof, see "Certain U.S. Federal Income Tax Considerations--Tax Consequences to United States Holders--Sale, Exchange, Conversion or Retirement of the LYONs."

     We are required to give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

     o    the amount of the purchase price;

     o whether we will pay the purchase price of LYONs in cash or common stock or any combination thereof, specifying the percentages of each;

     o if we elect to pay in common stock, the method of calculating the market price of the common stock; and

     o the procedures that holders must follow to require us to purchase their LYONs.

     The purchase notice given by each holder electing to require us to purchase LYONs shall state:

     o the certificate numbers of the holder's LYONs to be delivered for purchase;

     o the portion of the principal amount at maturity of LYONs to be purchased, which must be $1,000 or an integral multiple of $1,000;

     o that the LYONs are to be purchased by us pursuant to the applicable provisions of the LYONs; and

     o in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the purchase price or a portion of the purchase price in common stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects:

          (1) to withdraw the purchase notice as to some or all of the LYONs to which it relates, or

          (2) to receive cash in respect of the entire purchase price for all LYONs or portions of LYONs subject to such purchase notice.

     If the purchase price for the LYONs subject to the purchase notice is ultimately to be paid to a holder entirely in cash because we have not satisfied one or more of the conditions to payment of the purchase price in common stock prior to the close of business on the purchase date, a holder shall be deemed to have elected to receive cash in respect of the entire purchase price for all such LYONs unless such holder has properly notified us of its election to withdraw the purchase notice. For a discussion of the tax treatment of a holder receiving cash instead of common stock, see "Certain U.S. Federal Income Tax Considerations--Tax Consequences to United States Holders--Sale, Exchange, Conversion or Retirement of the LYONs."

     Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the first business day immediately preceding the purchase date.

     o    The notice of withdrawal shall state:

     o    the principal amount at maturity being withdrawn;

     o if certificated LYONs have been issued, the certificate numbers of the LYONs being withdrawn, or if not certificated, such notice must comply with appropriate DTC procedures; and

     o the principal amount at maturity, if any, of the LYONs that remains subject to the purchase notice.

     If we elect to pay the purchase price, in whole or in part, in shares of our common stock, the number of such shares we deliver shall be equal to the portion of the purchase price to be paid in common stock divided by the market price of a share of common stock.

     We will pay cash based on the market price for all fractional shares of common stock in the event we elect to deliver common stock in payment, in whole or in part, of the purchase price. See "Certain U.S. Federal Income Tax Considerations--Tax Consequences to United States Holders--Sale, Exchange, Conversion or Retirement of LYONs."

     The market price of our common stock shall be an amount equal to the average of the sale prices of our common stock for the five-trading-day period ending on the third business day prior to the applicable purchase date, or, if such business day is not a trading day, then on the last trading day prior to such business day, appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during the five day trading period and ending on the purchase date, of events that would result in an adjustment of the conversion rate with respect to the common stock. See "--Conversion Rights" for a description of the manner in which the sales price of our common stock is determined.

     The sale price of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the common stock is traded or, if the common stock is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System or by the National Quotation Bureau Incorporated. In the absence of a quotation, we will determine the sale price on the basis of such quotations as we consider appropriate.

     Because the market price of our common stock is determined prior to the applicable purchase date, holders of LYONs bear the market risk with respect to the value of the common stock to be received from the date such market price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price in common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

     Upon determination of the actual number of shares of common stock in accordance with the foregoing provisions, we will promptly issue a press release and publish such information on our website or through such other public medium as we may use at that time.

     Our right to purchase LYONs, in whole or in part, with common stock is subject to our satisfying various conditions, including:

     o listing the common stock on the principal United States securities exchange on which our common stock is then listed or, if not so listed, on Nasdaq;

     o the registration of the common stock under the Securities Act and the Exchange Act, if required; and

     o any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

     If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the LYONs of the holder entirely in cash. See "Certain U.S. Federal Income Tax Considerations--Tax Consequences to United States Holders--Sale, Exchange, Conversion or Retirement of the LYONs." We may not change the form or components or percentages of components of consideration to be paid for the LYONs once we have given the notice that we are required to give to holders of LYONs, except as described in the first sentence of this paragraph.

     In connection with any purchase offer, we will:

     o comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

     o    file Schedule TO or any other required schedule under the Exchange
          Act.

     Payment of the purchase price for a LYON for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the LYON, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the LYON will be made as soon as practicable following the later of the purchase date or the time of delivery of the LYON.

     If the paying agent holds money or securities sufficient to pay the purchase price of the LYON on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the LYON will cease to be outstanding and accrued original issue discount on such LYON will cease to accrue, whether or not the LYON is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the LYON.

     No LYONs may be purchased for cash at the option of holders if there has occurred and is continuing an event of default with respect to the LYONs, other than a default in the payment of the purchase price with respect to such LYONs.

Change in Control Permits Purchase of LYONs at the Option of the Holder

     In the event of a change in control (as defined below) occurring on or prior to September 11, 2006 with respect to LabCorp, each holder will have the right, at the holder's option, subject to the terms and conditions of the indenture, to require us to purchase for cash all or any portion of the holder's LYONs in integral multiples of $1,000 principal amount at maturity, at a price for each $1,000 principal amount at maturity of such LYONs equal to the issue price plus accrued original issue discount and contingent additional principal, if any, to the purchase date. We are required to purchase the LYONs as of a date no later than 35 business days after the occurrence of such change in control, but in no event prior to the date on which such change in control occurs. We refer to this date in this prospectus as the "change in control purchase date."

     Within 15 days after the occurrence of a change in control, we are obligated to mail to the trustee and to all holders of LYONs at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the change in control, which notice shall state, among other things:

     o    the events causing a change in control;

     o    the date of such change in control;

     o    the last date on which the purchase right may be exercised;

     o    the change in control purchase price;

     o    the change in control purchase date;

     o    the name and address of the paying agent and the conversion agent;

     o the conversion rate and any adjustments to the conversion rate resulting from such change in control;

     o that LYONs with respect to which a change in control purchase notice is given by the holder may be converted only if the change in control purchase notice has been withdrawn in accordance with the terms of the indenture; and

     o    the procedures that holders must follow to exercise these rights.

     To exercise this right, the holder must deliver a written notice to the paying agent prior to the close of business on the business day prior to the change in control purchase date. The required purchase notice upon a change in control shall state:

     o    the certificate numbers of the LYONs to be delivered by the holder;

     o the portion of the principal amount at maturity of LYONs to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

     o that we are to purchase such LYONs pursuant to the applicable provisions of the LYONs.

     Any such change in control purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the change in control purchase date.

     The notice of withdrawal shall state:

     o    the principal amount at maturity of the LYONs being withdrawn;

     o    the certificate numbers of the LYONs being withdrawn; and

     o the principal amount at maturity, if any, of the LYONs that remains subject to a change in control purchase notice.

     Payment of the change in control purchase price for a LYON for which a change in control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the LYON, together with necessary endorsements, to the paying agent at any time after the delivery of such change in control purchase notice. Payment of the change in control purchase price for such LYON will be made promptly following the later of the change in control purchase date or the time of delivery of such LYON.

     If the paying agent holds money sufficient to pay the change in control purchase price of the LYON on the business day following the change in control purchase date in accordance with the terms of the indenture, then, immediately after the change in control purchase date, accrued original issue discount, contingent additional principal and contingent cash interest, if any, on the LYON will cease to accrue, whether or not the LYON is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the change in control purchase price upon delivery of the LYON.

     Under the indenture, a "change in control" of LabCorp is deemed to have occurred at such time as:

     o any person, including its affiliates and associates, other than LabCorp or its subsidiaries, files a Schedule 13D or Schedule TO (or any successor schedule, form or report under the Exchange Act) disclosing that such person has become the beneficial owner of 50% or more of the aggregate voting power of our common stock and other capital stock with equivalent voting rights, or other capital stock into which the common stock is reclassified or changed, with certain exceptions; or

     o there shall be consummated any share exchange, consolidation or merger of LabCorp pursuant to which the common stock would be converted into cash, securities or other property, in each case other than a share exchange, consolidation or merger of LabCorp in which the holders of the common stock and other capital stock with equivalent voting rights, immediately prior to the share exchange, consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of capital stock of the continuing or surviving corporation immediately after the share exchange, consolidation or merger.

     The indenture does not permit our board of directors to waive our obligation to purchase LYONs at the option of holders in the event of a change in control.

     In connection with any purchase offer in the event of a change in control, we will:

     o comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

     o    file Schedule TO or any other required schedule under the Exchange
          Act.

     The change in control purchase feature of the LYONs may, in certain circumstances, make more difficult or discourage a takeover of LabCorp. The change in control purchase feature, however, is not the result of our knowledge of any specific effort:

     o    to accumulate shares of common stock;

     o to obtain control of us by means of a merger, tender offer, solicitation or otherwise; or

     o part of a plan by management to adopt a series of anti-takeover provisions.

     Instead, the change in control purchase feature is a standard term contained in other LYONs offerings that have been marketed by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"). The terms of the change in control purchase feature resulted from negotiations between Merrill Lynch and us.

     We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the LYONs but that would increase the amount of our or our subsidiaries' outstanding indebtedness.

     No LYONs may be purchased at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the LYONs, other than a default in the payment of the change in control purchase price with respect to the LYONs.

Events of Default and Acceleration

     The following are events of default under the indenture:

     o default in the payment of any principal amount at maturity, accrued original issue discount, any contingent additional principal, redemption price, purchase price and change in control purchase price, if any, with respect to the LYONs, whether or not such payment is prohibited by the provisions of the indenture;

     o default in payment of any contingent cash interest, which default continues for 30 days;

     o default in the performance or breach of any covenant or warranty of LabCorp in the indenture, which default continues uncured for a period of 60 days after written notice to LabCorp by the trustee or to LabCorp and the trustee by the holders of at least 25% in principal amount at maturity of the outstanding LYONs;

     o (A) our failure to make any payment by the end of any applicable grace period after maturity of indebtedness, which term as used in the indenture means obligations (other than nonrecourse obligations) of LabCorp for borrowed money or evidenced by bonds, debentures, notes or similar instruments in an aggregate principal amount in excess of $25 million ("Indebtedness") and continuance of such failure, or (B) the acceleration of Indebtedness because of a default with respect to such Indebtedness without such Indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled in case of (A) above, for a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding. However, if such failure or acceleration referred to in (A) or (B) above shall cease or be cured, waived, rescinded or annulled, then the event of default by reason thereof shall be deemed not to have occurred; or

     o our failure to comply with any of our other agreements in the LYONs or the indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount at maturity of the LYONs, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice; or

     o certain events of bankruptcy, insolvency or reorganization affecting LabCorp or our significant subsidiaries.

     If an event of default shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding may declare the issue price of the LYONs plus the original issue discount on the LYONs accrued through the date of such declaration, and any accrued and unpaid contingent cash interest through the date of such declaration and any accrued contingent additional principal through the date of such declaration, to be immediately due and payable. In the case of certain events of bankruptcy or insolvency of LabCorp, the issue price of the LYONs plus the original issue discount, any contingent cash interest and any accrued contingent additional principal through the occurrence of such event shall automatically become and be immediately due and payable.

Mergers and Sales of Assets

     The indenture provides that we may not consolidate with or merge into any person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless, among other items:

     o the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and such corporation (if other than us) assumes all our obligations under the LYONs and the indenture; and

     o we or such successor corporation shall not immediately thereafter be in default under the indenture.

     Upon the assumption of our obligations by such corporation in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the LYONs and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring on or prior to September 11, 2006 could constitute a change in control in LabCorp, permitting each holder to require us to purchase the LYONs of such holder as described above.

Modification

     We and the trustee may modify or amend the indenture or the LYONs with the consent of the holders of not less than a majority in aggregate principal amount at maturity of the LYONs then outstanding. However, the consent of the holders of each outstanding LYON would be required to:

     o alter the manner of calculation or rate of accrual of original issue discount, contingent cash interest or contingent additional principal on any LYON or extend the time of payment;

     o make any LYON payable in money or securities other than that stated in the LYON;

     o    change the stated maturity of any LYON;

     o reduce the amount of principal payable upon acceleration of maturity of the LYONs following a default;

     o make any change that adversely affects the rights of a holder to convert any LYON;

     o make any change that adversely affects the right to require us to purchase a LYON;

     o impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the LYONs; and

     o change the provisions in the indenture that relate to modifying or amending the indenture.

     Without the consent of any holder of LYONs, we and the trustee may enter into supplemental indentures for any of the following purposes:

     o to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the LYONs;

     o to add to our covenants for the benefit of the holders of the LYONs or to surrender any right or power conferred upon us;

     o    to secure our obligations in respect of the LYONs;

     o to make any changes or modifications to the indenture necessary in connection with the registration of the LYONs under the Securities Act and the qualifications of the LYONs under the Trust Indenture Act as contemplated by the indenture;

     o to cure any ambiguity or inconsistency in the indenture; provided, however, that such amendment does not materially adversely affect the rights of any holder of the LYONs; or

     o to make any change that does not adversely affect the rights of any holder of the LYONs.

     The holders of a majority in principal amount at maturity of the outstanding LYONs may, on behalf of all the holders of all LYONs:

     o waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; and

     o waive any past default under the indenture and its consequences, except a default in the payment of the principal amount at maturity, issue price, accrued and unpaid interest, accrued original issue discount, redemption price, purchase price or change in control purchase price or obligation to deliver common stock upon conversion with respect to any LYON or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding LYON affected.

Discharge of the Indenture

     We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding LYONs or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the LYONs have become due and payable, whether at stated maturity or any redemption date, or any purchase date, or a change in control purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding LYONs and paying all other sums payable under the indenture.

Calculations in Respect of LYONs

     We are responsible for making all calculations called for under the LYONs. These calculations include, but are not limited to, determination of the market prices of our common stock. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of LYONs. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification.

Limitations of Claims in Bankruptcy

     If a bankruptcy proceeding is commenced in respect of LabCorp, the claim of the holder of a LYON is, under Title 11 of the United States Code, limited to the issue price of the LYON plus the portion of the accrued original issue discount, any contingent cash interest and any contingent additional principal that has accrued from September 11, 2001 to the commencement of the proceeding. In addition, the holders of the LYONs will be subordinated in right of payment to senior indebtedness and effectively subordinated to the indebtedness and other liabilities of our subsidiaries.

Governing Law

     The indenture and the LYONs are governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Trustee

     The Bank of New York is the trustee, registrar, paying agent and conversion agent under the indenture for the LYONs.

Book-Entry System

     The LYONs have been issued only in the form of global securities held in book-entry form. DTC or its nominee is the sole registered holder of the LYONs for all purposes under the indenture. Owners of beneficial interests in the LYONs represented by the global securities hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities are shown on, and may only be transferred through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require purchase of their interests in the LYONs, in accordance with the procedures and practices of DTC. Beneficial owners are not holders and are not entitled to any rights under the global securities or the indenture. LabCorp and the trustee, and any of their respective agents, may treat DTC as the sole holder and registered owner of the global securities.

Exchange of Global Securities

     LYONs represented by a global security are exchangeable for certificated securities with the same terms only if:

     o DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

     o we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or

     o    a default under the indenture occurs and is continuing.

     DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions among its participants through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, including Merrill Lynch, banks, trust companies, clearing corporations and other organizations, some of whom and/or whose representatives, own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock is not complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation.

     Our authorized capital stock consists of 265,000,000 shares of common stock, par value $0.10 per share, and 30,000,000 shares of preferred stock, par value $0.10 per share. As of October 16, 2001, 70,242,018 shares of common stock and no shares of preferred stock were issued and outstanding.

Common Stock

     Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders. The holders of outstanding shares of common stock, subject to any preferences that may be applicable to any outstanding series of preferred stock, are entitled to receive ratably such dividends out of assets legally available therefor at such times and in such amounts as our board of directors may from time to time determine. Upon our liquidation or dissolution, the holders of our common stock will be entitled to share ratably in our assets legally available for distribution to shareholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Holders of common stock generally have no conversion, sinking funds, redemption, preemptive or subscription rights. In addition, the common stock does not have cumulative voting rights. Shares of common stock are not liable to further calls or assessments by us and holders of common stock are not liable for any of our liabilities.

     The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

Preferred Stock

     On June 6, 2000, we called for redemption all of our outstanding Series A Convertible Exchangeable Preferred Stock and Series B Convertible Pay-in-Kind Preferred Stock. Conversion of these shares into common stock following such announcement resulted in the issuance of approximately 21.2 million additional shares of common stock.

     By resolution of our board of directors and without any further vote or action by our shareholders, we have the authority to issue preferred stock in one or more series and to fix from time to time the number of shares to be included in each such series and the designations, preferences, qualifications, limitations, restrictions and special or relative rights of the shares of each such series. Our ability to issue preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of the holders of the common stock and could have the effect of making it more difficult for a person to acquire, or of discouraging a person from attempting to acquire, control of us.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion describes the material U.S. federal income tax consequences of the ownership and disposition of the LYONs and, to the extent described below, our common stock received upon conversion or repurchase of the LYONs. This discussion applies only to LYONs or shares of our common stock that are held as capital assets within the meaning of Section 1221 of the Code.

     This discussion does not address the U.S. federal income tax consequences of the ownership or disposition of our common stock, nor does it describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

     o    certain financial institutions;

     o    insurance companies;

     o    dealers in securities or foreign currencies;

     o persons holding LYONs as part of a "straddle," "hedge," "conversion" or other integrated transaction;

     o United States Holders (as defined below) whose functional currency is not the U.S. dollar;

     o    certain former citizens or residents of the United States;

     o partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

     o    persons subject to the alternative minimum tax.

     This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect.

     Prospective purchasers of LYONs should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as the tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Classification of the LYONs

     We are treating the LYONs as indebtedness of LabCorp that is subject to the Treasury regulations governing contingent payment debt instruments (the "contingent debt regulations"). Pursuant to the terms of the indenture, we and every holder agree (in the absence of an administrative pronouncement or judicial ruling to the contrary) to treat the LYONs as debt instruments that are subject to the contingent debt regulations and to be bound by our application of the contingent debt regulations to the LYONs, including generally our determination of the rate at which interest will be deemed to accrue on the LYONs (and the related "projected payment schedule" determined by us as described below) for U.S. federal income tax purposes.

     However, the proper application of the contingent debt regulations to the LYONs is uncertain in a number of respects, and no assurance can be given that the Internal Revenue Service ("IRS") will not assert that the LYONs should be treated differently. A different treatment from that described below could affect the amount, timing, source and character of income, gain or loss with respect to an investment in the LYONs. In particular, it might be determined that a holder should not accrue interest income in excess of the initial yield to maturity, should not recognize income or gain upon the conversion of a LYON and should recognize capital gain or loss upon a taxable disposition of a LYON. Accordingly, holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the LYONs (including alternative characterizations of the LYONs) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     The remainder of this discussion assumes that the LYONs are treated as indebtedness subject to the contingent debt regulations.

Tax Consequences to United States Holders

     As used herein, the term "United States Holder" means a beneficial owner of a LYON that is for U.S. federal income tax purposes:

     o    a citizen or resident of the United States;

     o a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

     o an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

     Interest Accruals on the LYONs

     Under the contingent debt regulations, a United States Holder, regardless of its method of accounting for U.S. federal income tax purposes, is required to accrue interest income on the LYONs on a constant yield basis at an assumed yield (the "comparable yield") determined on September 11, 2001, subject to certain adjustments as described below. The comparable yield is based on the yield at which we could issue a non-convertible, fixed-rate debt instrument with no contingent payments, but with terms similar to those of the LYONs. We have determined the comparable yield to be 8.68% compounded semi-annually, which is higher than the initial yield to maturity of the LYONs. Accordingly, in each year, United States Holders are required to include in income an amount of interest in excess of accruals based on the initial yield to maturity of the LYONs and in excess of any contingent cash interest payments actually received in that year.

     Solely for purposes of determining the amount of interest income that a United States Holder is required to accrue, we are required to construct a "projected payment schedule" in respect of the LYONs representing a series of payments the amount and timing of which would produce a yield to maturity on the LYONs equal to the comparable yield. The projected payment schedule for the LYONs includes estimates for payments of contingent interest and an estimate for a payment at maturity taking into account the conversion feature. United States Holders may obtain the projected payment schedule by submitting a request for it to us at: 358 South Main Street, Burlington, North Carolina 27215. Attention: Bradford T. Smith, Executive Vice President, Chief Legal Counsel and Secretary.

     Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amounts that the LYONs will pay, or the value at any time of the common stock into which the LYONs may be converted.

     Based on the comparable yield and the issue price of the LYONs, a United States Holder of a LYON (regardless of its accounting method) is required to accrue as interest the sum of the daily portions of interest on the LYON for each day in the taxable year on which the holder holds the LYON, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the LYON (as described below).

     The daily portions of interest in respect of a LYON are determined by allocating to each day in an accrual period the ratable portion of interest on the LYON that accrues in the accrual period. The amount of interest on a LYON that accrues in an accrual period is the product of the comparable yield on the LYON (adjusted to reflect the length of the accrual period) and the adjusted issue price of the LYON. The adjusted issue price of a LYON at the beginning of the first accrual period equals its issue price. For any accrual periods thereafter, the adjusted issue price will equal (x) the sum of the issue price of such LYON and any interest previously accrued thereon by a holder (disregarding any positive or negative adjustments, both as defined below) minus (y) the amount of any projected payments on the LYONs for previous accrual periods.

     In addition to the interest accrual discussed above, a United States Holder is required to recognize interest income equal to the amount of the excess of actual payments over projected payments (a "positive adjustment") in respect of a LYON for a taxable year. For this purpose, the payments in a taxable year include the fair market value of property received (including, as discussed below, common stock received upon conversion or repurchase of a LYON) in that year. If a United States Holder receives actual payments that are less than the projected payments in respect of a LYON for a taxable year, the United States Holder will incur a "negative adjustment" equal to the amount of the difference. This negative adjustment will (i) first reduce the amount of interest in respect of the LYON that a United States Holder would otherwise be required to include in the taxable year and (ii) to the extent of any excess, will give rise to an ordinary loss equal to that portion of such excess as does not exceed the excess of (x) the amount of all previous inclusions under the

LYON over (y) the total amount of the United States Holder's negative adjustments treated as ordinary loss on the LYON in prior taxable years. A negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous deductions under Section 67 of the Code. Any negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward to offset future interest income in respect of the LYONs or to reduce the amount realized on a sale, exchange, conversion or retirement of the LYONs.

     A United States Holder that purchases LYONs for more or less than the adjusted issue price of the LYONs on the acquisition date must, upon acquiring the debt instrument, reasonably allocate the difference between the Holder's tax basis and the adjusted issue price to daily portions of interest or projected payments over the remaining term of the LYONs. United States Holders should consult their tax advisors regarding these allocations.

     If a United States Holder's basis is greater than the adjusted issue price, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a negative adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, the Holder's adjusted basis in the debt instrument is reduced by the amount the Holder treats as a negative adjustment.

     If a United States Holder's basis is less than the adjusted issue price, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a positive adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, the Holder's adjusted basis in the debt instrument is increased by the amount the Holder treats as a positive adjustment.

     Sale, Exchange, Conversion or Retirement of the LYONs

     Upon a sale, exchange or retirement of a LYON for cash, a United States Holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such holder's adjusted tax basis in the LYON. A holder's adjusted tax basis in a LYON will generally be equal to the holder's original purchase price for the LYON, increased by any interest income previously accrued by the United States Holder (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments on the LYON for previous accrual periods. A United States Holder generally will treat any gain as interest income and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary loss, and the balance as capital loss. The deductibility of capital losses is subject to limitations.

     In addition, as described above, our calculation of the comparable yield and the projected payment schedule for the LYONs includes the receipt of stock upon conversion of a LYON as a contingent payment in respect of the LYON. Accordingly, we intend to treat the receipt of common stock upon conversion of a LYON as a contingent payment. As described above, holder's are generally bound by our determination of the comparable yield and the projected payment schedule. Under this treatment, a conversion of a LYON into common stock, or a repurchase where we elect to pay in common stock, will also result in taxable gain or loss to the United States Holder under the rules described in the previous paragraph. For this purpose, the amount realized by a United States Holder will equal the fair market value of the common stock received upon conversion or repurchase, plus any cash received.

     A United States Holder's tax basis in common stock received upon a conversion of a LYON or upon the holder's exercise of a repurchase option that we elect to satisfy in common stock will equal the then current fair market value of such common stock. The United States Holder's holding period for the common stock received will commence on the day immediately following the date of conversion or repurchase.

     Constructive Dividends

     If at any time we make a distribution of property to our stockholders that would be taxable to stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the LYONs, the conversion rate of the LYONs is increased, such increase may be deemed to be the payment of a taxable dividend to the United States Holders of the LYONs to the extent of our current or accumulated earnings and profits. For example, an increase in the conversion rate in the event of distributions of our evidences of indebtedness or our assets will generally result in deemed dividend treatment to United States Holders of the LYONs. In general, an increase in the conversion rate in the event of stock dividends or distributions of rights to subscribe for common stock will not be a taxable dividend.

     Backup Withholding and Information Reporting

     Information returns may be filed with the IRS in connection with payments on the LYONs and the proceeds from a sale or other disposition of the LYONs. A United States Holder may be subject to U.S. backup withholding tax at the rates specified in the Code on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

Tax Consequences to Non-United States Holders

     As used herein, the term "Non-United States Holder" means a beneficial owner of a LYON that is, for U.S. federal income tax purposes:

     o an individual who is classified as a nonresident for U.S. federal income tax purposes;

     o    a foreign corporation; or

     o    a nonresident alien fiduciary of a foreign estate or trust.

     LYONs

     We are treating payments of contingent interest made to a Non-United States Holder (other than (i) the receipt of common stock upon conversion or repurchase of a LYON and (ii) any payment of contingent cash interest made in any period where such payment is based on the average market price of the LYON) as subject to U.S. federal withholding tax. Therefore, Non-United States Holders are subject to withholding on such payments of contingent interest at a rate of 30%, subject to reduction by an applicable treaty or upon the receipt of a Form W-8ECI from a Non-United States Holder claiming that the payments are effectively connected with the conduct of a U.S. trade or business. A Non-United States Holder that is subject to withholding tax should consult its own tax advisors as to whether it can obtain a refund for all or a portion of the withholding tax.

     Assuming that the common stock and the LYONs continue to be actively traded, all other payments on the LYONs made to a Non-United States Holder, including a payment in our common stock pursuant to a conversion or repurchase, and any gain realized on a sale or exchange of the LYONs (other than gain attributable to accrued contingent interest payments), will be exempt from U.S. federal income or withholding tax, provided that: (i) the Non-United States Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving certain types of interest,
(ii) the certification requirement described below has been fulfilled with respect to the Non-United States Holder and (iii) such payments and gain are not effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States. However, if a Non-United States Holder were deemed to have received a constructive dividend (see "Tax Consequences to United States Holders--Constructive Dividends" above), the Non-United States holder will generally be subject to U.S. withholding tax at a 30% rate, subject to a reduction by an applicable treaty, on the taxable amount of such dividend.

     The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a LYON certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a U.S. person and provides its name and address.

     If a Non-United States Holder of a LYON is engaged in a trade or business in the United States, and if payments on the LYON are effectively connected with the conduct of this trade or business, the Non-United States Holder, although exempt from the withholding tax discussed above, will generally be taxed in the same manner as a United States Holder (see "Tax Consequences to United States Holders" above), except that the Non-United States Holder will be required to provide to us or our paying agent a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of LYONs including the possible imposition of a 30% branch profits tax.

     Common Stock

     Dividends paid to a Non-United States Holder of our common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-United States Holder will be required to provide an IRS Form W-8BEN certifying its entitlement to benefits under a treaty. In addition, where dividends are paid to a Non-United States Holder that is a partnership or other pass-through entity, persons holding an interest in the entity may need to provide the certification.

     The withholding tax does not apply to dividends paid to a Non-United States Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-United States Holder's conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-United States Holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" imposed at a rate of 30% (or a lower treaty rate) on an earnings amount that is net of the regular tax.

     A Non-United States Holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of our common stock unless:

     o the gain is effectively connected with a trade or business of the Non-United States Holder in the United States,

     o in the case of a Non-United States Holder who is a non-resident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or

     o we are or have been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or the Non-United States Holder's holding period, whichever period is shorter.

     We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation for United States federal income tax purposes.

     Backup Withholding and Information Reporting

     Information returns may be filed with the IRS in connection with payments on the LYONs or our common stock and the proceeds from their sale or other disposition. A Non-United States Holder may be subject to U.S. backup withholding tax on these payments unless the Non-United States Holder complies with certification procedures to establish that it is not a U.S. person. The amount of any backup withholding from a payment to the Non-United States Holder will be allowed as a credit against the Non-United States Holder's U.S. federal income tax liability and may entitle the Non-United States Holder to a refund, provided that the required information is furnished to the IRS.

                            SELLING SECURITYHOLDERS

     The LYONs were originally issued to, and resold by, Merrill Lynch in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by Merrill Lynch to be "qualified institutional buyers" as defined in Rule 144A of the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the LYONs listed below and shares of common stock issued upon conversion or purchase of such LYONs. When we refer to the "selling securityholders" in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests.

     We are filing this registration statement pursuant to a registration rights agreement that we entered into with Merrill Lynch whereby we agreed, at our expense, and for the benefit of the holders of the LYONs, to file a shelf registration statement covering resale of the LYONs and the shares of common stock issuable upon conversion or purchase of the LYONs within 90 days after September 11, 2001 and to cause the registration statement to become effective within 180 days after September 11, 2001. We are also generally required to keep the registration statement effective until September 11, 2003, subject to certain black-out periods upon certain corporate events.

     The table below sets forth the name of each selling securityholder, the aggregate principal amount at maturity of LYONs held by each selling securityholder and the number of shares of common stock into which such LYONs are convertible, each of which may be offered pursuant to this prospectus. Unless set forth below, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

     We have prepared the table below based on information given to us by the selling securityholders on or prior to October 18, 2001. However, any or all of the LYONs or shares of common stock listed below may be offered for sale pursuant to this prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of LYONs or shares of common stock that will be held by the selling securityholders upon consummation of any such sales. In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their LYONs since the date as of which the information in the table is presented.

     Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements.

                                                   Aggregate      Percentage of                      Percentage of
                                               Principal Amount       LYONs       Number of Shares   Common Stock
                                                at Maturity of     Outstanding    of Common Stock    Outstanding
                                               LYONs Owned and    Prior to the     Owned and that    Prior to the
Name                                           that May be Sold     Offering       May be Sold(1)     Offering(2)
---------------------------------------------  ----------------     --------       --------------     -----------
Black Diamond Capital I, Ltd.                    $      524,000        *                 3,513             *

Black Diamond Offshore Ltd.                           1,873,000        *                12,559             *

Double Black Diamond Offshore LDC                     9,647,000      1.30%              64,686             *

First Union Securities Inc.                          19,850,000      2.67%             133,102             *

Lincoln National Convertible Securities Fund          2,500,000        *                16,763             *

MLQA Convertible Securities Arbitrage Ltd.           25,000,000      3.36%             167,635             *

Susquehanna Capital Group                            21,000,000      2.82%             140,813             *

UBS AG London Branch                                 30,500,000      4.10%             204,514             *

Worldwide Transactions Ltd.                             456,000        *                 3,057             *

All Other Holders of LYONs or Future
Transferees, Pledgees, Donees, Assignees or
Successors of any such Holders(3)(4)             $  632,650,000     85.03%           4,242,171           6.04%
------------------------------------------------------------------------------------------------------------------

                                                   Aggregate      Percentage of                      Percentage of
                                               Principal Amount       LYONs       Number of Shares   Common Stock
                                                at Maturity of     Outstanding    of Common Stock    Outstanding
                                               LYONs Owned and    Prior to the     Owned and that    Prior to the
Name                                           that May be Sold     Offering       May be Sold(1)     Offering(2)
---------------------------------------------  ----------------     --------       --------------     -----------
Total (5)                                        $  744,000,000      100%              4,988,817         7.10%

---------
* Less than 1%.


(1)  Assumes conversion of all of the holder's LYONs at a conversion rate of
     6.7054 shares of common stock per $1,000 principal amount at maturity of the LYONs. This conversion rate is subject to adjustment, however, as described under "Description of LYONs--Conversion Rights--Conversion Adjustments and Delivery of Common Stock." As a result, the number of shares of common stock issuable upon conversion of the LYONs may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 70,242,018 shares of common stock outstanding as of October 16, 2001. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's LYONs, but we did not assume conversion of any other holder's LYONs.

(3) Information about other selling securityholders will be set forth in prospectus supplements, as required.

(4) Assumes that any other holders of LYONs, or any future pledgees, donees, assignees, transferees or successors of or from any such other holders of LYONs, do not beneficially own any shares of common stock other than the shares of common stock issuable upon conversion of the LYONs at the initial conversion rate.

(5) Total number of shares of common stock that may be sold and the related percentage of common stock outstanding assumes the conversion in full of all LYONs outstanding. However, as described under "Description of LYONs--Conversion Rights", a holder of a LYON otherwise entitled to a fractional share of our common stock will receive cash equal to the then current sale price of the fractional share.

                              PLAN OF DISTRIBUTION

     We are registering the LYONs and the underlying shares of common stock covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the LYONs and shares of common stock covered by this prospectus.

     We will not receive any of the proceeds from the resale of the LYONs by the selling securityholders or any common stock issuable upon conversion or purchase of the LYONs. We have been advised by the selling securityholders that the selling securityholders may sell all or a portion of the LYONs and the underlying shares of common stock beneficially owned by them and offered hereby from time to time:

     o    directly; or

     o through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling securityholders or from the purchasers of the LYONs and shares of common stock for whom they may act as agent.

     The LYONs and the underlying shares of common stock may be sold from time to time in one or more transactions at:

     o    fixed prices, which may be changed;

     o    prevailing market prices at the time of sale;

     o    varying prices determined at the time of sale; or

     o    negotiated prices.

     These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of the LYONs or the underlying shares of common stock offered by them hereby will be the purchase price of the LYONs or the underlying shares of common stock less discounts and commissions, if any.

     The sales described in the preceding paragraph may be effected in transactions:

     o on any national securities exchange or quotation service on which the LYONs and shares of common stock may be listed or quoted at the time of sale, including the New York Stock Exchange in the case of shares of common stock;

     o    in the over-the-counter market;

     o in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

     o    through the writing of options.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with sales of the LYONs and the underlying shares of common stock, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the LYONs and the underlying shares of common stock in the course of hedging their positions. The selling securityholders may also sell the LYONs and the underlying shares of common stock short and deliver such LYONs and shares of common stock to close out short positions, or loan or pledge the LYONs and shares of common stock to broker-dealers that in turn may sell the LYONs and shares of common stock.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the LYONs and the underlying shares of common stock by the selling securityholders. Selling securityholders may not sell any, or may not sell all, of the LYONs and the underlying shares of common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that the selling securityholder will not transfer, devise or gift the LYONs and the underlying shares of common stock by other means not described in this prospectus. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

     Our outstanding shares of common stock are listed for trading on the New York Stock Exchange under the symbol "LH".

     The selling securityholders and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the LYONs or the underlying shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the LYONs or the underlying shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions.

     The LYONs were issued and sold in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by Merrill Lynch to be "qualified institutional buyers", as defined in Rule 144A of the Securities Act. We have agreed to indemnify Merrill Lynch and each selling securityholder, and each selling securityholder has agreed to indemnify us, Merrill Lynch and each other selling securityholder against specified liabilities arising under the Securities Act.

     The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of the purchases and sales of any of the LYONs and the underlying shares of common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the LYONs and the underlying shares of common stock to engage in market-making activities with respect to the particular LYONs and the underlying shares of common stock being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the LYONs and the underlying shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the LYONs and the underlying shares of common stock.

     We will use our reasonable efforts to keep the registration statement to which this prospectus relates effective until the earlier of:

     o the sale, pursuant to the registration statement to which this prospectus relates, of all the securities registered thereunder; and

     o the expiration of the holding period applicable to such securities held by persons that are not our affiliates under Rule 144(k) of the Securities Act or any successor provision.

     Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions. In these cases, we may prohibit offers and sales of the LYONs and the underlying shares of common stock pursuant to the registration statement to which this prospectus relates.

                                 LEGAL MATTERS

     Certain legal matters regarding the LYONs and the shares of common stock issuable upon conversion or purchase of the LYONs are being passed upon for us by Davis Polk & Wardwell, New York, New York.


                                    EXPERTS

     The consolidated financial statements and financial statement schedule incorporated in this registration statement on Form S-3 by reference to the Annual Report on Form 10-K of Laboratory Corporation of America Holdings as of December 31, 2000 and December 31, 1999 and for each of the three years in the period ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:

Public Reference Room       Northeast Regional Office    Midwest Regional Office
450 Fifth Street, N.W.            233 Broadway           500 West Madison Street
      Room 1024                New York, NY 10279              Suite 1400
Washington, D.C. 20549                                      Chicago, IL 60661

     You may obtain information on the operation of the Public Reference Room and the above regional offices by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, at prescribed rates.

     The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like LabCorp, who file electronically with the SEC. The address of the site is www.sec.gov.

     You can also inspect reports, proxy statements and other information about LabCorp at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     We are "incorporating by reference" into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus or in subsequently filed documents incorporated by reference in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us.

LabCorp SEC Filings (File No. 1-11353)    Period
--------------------------------------    ------
Annual Report on Form 10-K............... Fiscal year ended December 31, 2000
Quarterly Report on Form 10-Q............ Quarter ended March 31, 2001
Quarterly Report on Form 10-Q............ Quarter ended June 30, 2001
Current Report on Form 8-K............... Filed February 14, 2001 containing the press release regarding results for
                                             the quarter and year ended December
                                             31, 2000
Current Report on Form 8-K............... Filed March 26, 2001
Current Report on Form 8-K............... Filed April 23, 2001 containing the press release regarding results for
                                             the quarter ended March 31, 2001
Current Report on Form 8-K............... Filed May 1, 2001
Current Report on Form 8-K............... Filed May 11, 2001
Current Report on Form 8-K............... Filed June 4, 2001
Current Report on Form 8-K............... Filed June 12, 2001 containing the amended and restated certificate
                                             of incorporation
Current Report on Form 8-K............... Filed July 11, 2001

Current Report on Form 8-K............... Filed July 23, 2001 containing the press release regarding results for
                                            the quarter ended June 30, 2001
Current Report on Form 8-K............... Filed September 4, 2001
Current Report on Form 8-K............... Filed September 5, 2001
Current Reports on Form 8-K.............. Filed September 6, 2001 and each containing the press release
                                             regarding the private placement of
                                             the LYONs
Current Report on Form 8-K............... Filed September 19, 2001
Current Report on Form 8-K............... Filed September 21, 2001
Registration Statement on Form 8-B, as
  amended on April 27, 1995.............. Filed July 1, 1994
The information required by Part III,
  Items 10 through 13, of Form 10-K is
  incorporated by reference to our
  definitive proxy statement for our
  2000 annual meeting of stockholders.... Filed May 24, 2001

     All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the LYONs and common stock under this prospectus shall also be deemed to be incorporated herein by reference and will automatically update information in this prospectus.

     You may request a copy of these filings at no cost by writing or calling LabCorp at the following address or telephone number:

                   Laboratory Corporation of America Holdings
                             358 South Main Street
                              Burlington, NC 27215
                              Tel. (336) 229-1127
                            Attn: Bradford T. Smith

     Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     We are paying all of the selling securityholders' expenses related to this offering, except that the selling securityholders will pay any applicable broker's commissions and expenses. The following table sets forth the approximate amount of fees and expenses payable by us in connection with this registration statement and the distribution of the LYONs and the underlying shares of common stock registered hereby. Except for the SEC registration fee, all of these fees and expenses have been estimated.

                                                                  Amount to be
                                                                      Paid
                                                                  ------------
SEC registration fee............................................     $136,130
Legal fees and expenses.........................................      150,000
Accounting fees and expenses....................................       10,000
Miscellaneous...................................................        3,870
                                                                     --------
   TOTAL........................................................     $300,000
                                                                     ========


Item 15.  Indemnification of Directors and Officers

     As authorized by Section 145 of the General Corporation Law of the State of Delaware ("Delaware Corporation Law"), each of our directors and officers may be indemnified by us against expenses (including attorney's fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he or she is involved by reason of the fact that he or she is or was our director or officer; provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interest of LabCorp; and, with respect to any criminal action or proceeding, that he or she had no reasonable cause to believe that his/her conduct was unlawful. If the legal proceeding, however, is by or in the right of LabCorp, the director or officer may not be indemnified in respect of any claim, issue, or matter as to which he or she shall have been adjudged to be liable for negligence or misconduct in the performance of his/her duty to us unless a court determines otherwise.

     Article FIFTH (4) of our Amended and Restated Certificate of Incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of his or her fiduciary duty as director; provided, however, that such clause shall not apply to any liability of a director (i) for any breach of such director's duty of loyalty to LabCorp or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the provisions of
Article VII of our By-laws provide that it shall indemnify persons entitled to be indemnified to the fullest extent permitted by the Delaware Corporation Law.

     We maintain policies of officers' and directors' liability insurance in respect of acts or omissions of (i) our current and former officers and directors, (ii) our subsidiaries and (iii) "constituent" companies that have been merged with LabCorp.

Item 16.  Exhibits and Financial Statement Schedules

     (a) The following exhibits are filed as part of this registration statement:

Exhibit No.   Document
-----------   --------
   3.1        Amended and Restated Certificate of Incorporation of LabCorp
              dated as of May 24, 2001.

   3.2 By-Laws of LabCorp dated as of April 28, 1995 (incorporated by reference to Form 8-K filed on May 12, 1995).

   4.1 Indenture dated as of September 11, 2001 between us and The Bank of New York, as trustee.

   4.2 Registration Rights Agreement dated as of September 11, 2001 between us and Merrill Lynch, Pierce Fenner & Smith Incorporated.

   4.3        Form of Liquid Yield Option(TM)Notes due 2021 (included in
              Exhibit 4.1).

   5.1        Opinion of Davis Polk & Wardwell.

   8.1        Opinion regarding tax matters (included in Exhibit 5.1).

  12.1 Statement regarding computation of Ratio of Earnings to Fixed Charges.

  23.1        Consent of PricewaterhouseCoopers LLP.

  23.2        Consent of Davis Polk & Wardwell (included in Exhibit 5.1).

  24.1 Power of Attorney (included on the signature page of this registration statement).

  25.1 Form T-1 Statement of Eligibility of The Bank of New York pursuant to the Trust Indenture Act of 1939 relating to Exhibit 4.1.

Item 17.  Undertakings

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

          provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby understands that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, State of North Carolina, on October 19, 2001.

                                     LABORATORY CORPORATION OF AMERICA HOLDINGS


                                     By: /s/ Bradford T. Smith
                                        ---------------------------------------
                                        Name:  Bradford T. Smith
                                        Title: Executive Vice President, Chief
                                               Legal Counsel and Secretary


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bradford T. Smith and Wesley R. Elingburg, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on October 19, 2001.

             Signature                                  Title
             ---------                                  -----

                                            Chairman of the Board, President,
    /s/ Thomas P. MacMahon                Chief Executive Officer and Director
-----------------------------------------
        Thomas P. Mac Mahon

                                                Executive Vice President,
     /s/ Bradford T. Smith                  Chief Legal Counsel and Secretary
-----------------------------------------
         Bradford T. Smith

                                                 Executive Vice President,
     /s/ Wesley R. Elingburg             Chief Financial Officer and Treasurer
-----------------------------------------
         Wesley R. Elingburg


      /s/ Jean-Luc Belingard                           Director
-----------------------------------------
          Jean-Luc Belingard

        /s/ Wendy E. Lane                              Director
-----------------------------------------
            Wendy E. Lane

             Signature                                  Title
             ---------                                  -----

  /s/ Robert E. Mittelstaedt, Jr.                      Director
-----------------------------------------
      Robert E. Mittelstaedt, Jr.


       /s/ James B. Powell                             Director
------------------------------------------
          James B. Powell


       /s/ David B. Skinner                            Director
-----------------------------------------
           David B. Skinner


       /s/ Andrew G. Wallace                           Director
-----------------------------------------
           Andrew G. Wallace

                                 EXHIBIT INDEX

Exhibit No.   Document
-----------   --------
   3.1        Amended and Restated Certificate of Incorporation of LabCorp
              dated as of May 24, 2001.

   3.2 By-Laws of LabCorp dated as of April 28, 1995 (incorporated by reference to Form 8-K filed on May 12, 1995).

   4.1 Indenture dated as of September 11, 2001 between us and The Bank of New York, as trustee.

   4.2 Registration Rights Agreement dated as of September 11, 2001 between us and Merrill Lynch, Pierce Fenner & Smith Incorporated.

   4.3        Form of Liquid Yield Option(TM)Notes due 2021 (included in
              Exhibit 4.1).

   5.1        Opinion of Davis Polk & Wardwell.

   8.1        Opinion regarding tax matters (included in Exhibit 5.1).

  12.1 Statement regarding computation of Ratio of Earnings to Fixed Charges.

  23.1        Consent of PricewaterhouseCoopers LLP.

  23.2        Consent of Davis Polk & Wardwell (included in Exhibit 5.1).

  24.1 Power of Attorney (included on the signature page of this registration statement).

  25.1 Form T-1 Statement of Eligibility of The Bank of New York pursuant to the Trust Indenture Act of 1939 relating to Exhibit 4.1.